Exhibit 10.12

ASSET PURCHASE AGREEMENT

BY AND AMONG

AKRION, INC.,

a Delaware corporation,

AKRION SCP ACQUISITION CORP.,

a Delaware corporation,

SCP GLOBAL TECHNOLOGIES, INC.,

a Delaware corporation,

SCP U.S., INC.,

a Delaware corporation,

SCP SERVICES, INC.,

an Idaho corporation,

SCP IP, INC.,

a Delaware corporation,

AND

SCP INTERNATIONAL NETHERLANDS, B.V.,

a company organized under the laws of the Netherlands

Dated: September 12, 2006

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into on this 12th day of September, 2006, by and among AKRION, INC., a Delaware corporation (“Parent”), AKRION SCP ACQUISITION CORP., a Delaware corporation (“Buyer”), SCP GLOBAL TECHNOLOGIES, INC., a Delaware corporation (the “Company”), SCP U.S., INC., a Delaware corporation and a wholly-owned subsidiary of the Company, SCP SERVICES, INC., an Idaho corporation and a wholly-owned subsidiary of the Company, SCP IP, INC., a Delaware corporation and a wholly-owned subsidiary of the Company, and SCP INTERNATIONAL NETHERLANDS, B.V., a company organized under the laws of the Netherlands and a wholly-owned subsidiary of the Company (the Company and each Company Subsidiary listed above, a “Seller” and collectively, “Sellers”).

W I T N E S S E T H:

WHEREAS, Sellers are in the business of selling and servicing semiconductor capital equipment (the “Business”); and

WHEREAS, Sellers desire to sell and Buyer is willing to purchase certain of the assets of Sellers, and Buyer has agreed to assume certain of the liabilities of Sellers, all on the terms and subject to the conditions set forth in this Agreement (the “Purchase Transaction”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

THE PURCHASE TRANSACTION

Section 1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at Closing, Sellers shall sell, transfer, assign and contribute to Buyer and Buyer shall purchase and acquire from Sellers all right, title and interest in and to all of the tangible and intangible assets of any Seller (all such assets, other than the Excluded Assets, the “Acquired Assets”), in each case free and clear of all Liens, including, without limitation:

(a) All machinery, equipment, motor vehicles, goods, furnishings, tools, dies, supplies, spare parts, accessories, office furniture and office equipment, computing and telecommunications equipment and other items of personal property owned by any Seller, and all of any Seller’s leasehold interests in such personal property;

(b) Any and all rights of any Seller to warranties received from its suppliers with respect to items (to the extent assignable) of personal property, and related claims, credits, rights of recovery and set-off with respect thereto;

(c) All inventory;

(d) All accounts receivable;

(e) All of the capital stock of the following Company Subsidiaries: SCP Global Technologies Israel Limited; SCP Korea YH; SCP Global Technologies Asia, Pte. Ltd.; SCP Global Technologies Taiwan Ltd.; and SCP Sales and Support Centre Europe GmbH (each, an “Acquired Foreign Subsidiary” and, collectively, the “Acquired Foreign Subsidiaries”);

(f) All rights of any Seller in and to the contracts, agreements and instruments set forth on Schedule 1.1(f), including any Assumed Contracts that are included in the Sellers Supplemental Schedule (the “Assumed Contracts”);

(g) All rights of any Seller in and to the Intellectual Property that any Seller owns or possesses the rights to use, and all goodwill, know how and show-how related thereto, and all rights and remedies against infringements thereof, and all rights to protection of interests therein under the laws of all jurisdictions;

(h) All computer software, hardware, data rights, documentation and associated license, escrow, support and maintenance contracts used or usable in the Business;

(i) All rights, privileges, claims, demands, causes of action, prepayments (of expenses or otherwise), deposits (including security deposits under leases and supplier deposits), refunds, claims in bankruptcy, indemnification agreements with, and indemnification rights against, third parties, warranty claims against any supplier or other provider of goods or services to a Seller, offsets and other claims of any Seller (excluding any right to any refund, credit or related deposit of Taxes for any period or portion thereof ending on or before the Closing Date);

(j) All books, records, manuals, training manuals and other materials of any Seller (in any form or medium), including, without limitation, all customer and supplier lists and databases, sales and business records, books of account, credit records of customers, customer specifications, cost and pricing information, engineering and equipment maintenance records, operating and production records, equipment warranty information, product specifications and drawings, equipment specifications and drawings, files relating to Transferred Employees, advertising materials, photographs, business plans, quality control records and manuals, blueprints, research and development files, litigation files, correspondence with any Governmental Agency and other books, records manuals and materials of any Seller;

(k) All of the phone and fax numbers, email addresses, domain names and all of its promotional materials, sales solicitation materials, and proposals to prospective customers, in each case, of any Seller;

(l) To the extent transfer is permitted under applicable Laws, all Permits granted by any Governmental Agency and all consents, grants, rights to emission credits and other rights of every character whatsoever that are owned or held by any Seller;

(m) All prepaid expenses and related rights;

(n) All rights or choses in action arising out of occurrences before or after Closing relating to any Seller, including, without limitation, all rights under express or implied warranties relating to the Acquired Assets;

(o) All rights of any Seller to insurance and condemnation proceeds relating to the damage, destruction or impairment of assets, properties or other rights described in this Section 1.1, which damage, destruction or impairment occurs on, prior to or after the Closing;

(p) All rights of any Seller in, under and to any non-competition, confidentiality and invention assignment agreements with any Person, to the extent such agreements can be assigned; provided, however, that to the extent such agreements can not be assigned, each Seller covenants and agrees, at Buyer’s expense, to enforce (in equity or otherwise) the obligations set forth in such agreements if Buyer shall so request in writing; and

(q) All of any Seller’s right and interest to and in the goodwill and going concern value associated with the Business, including, without limitation, sales records;

(r) Cash received by Sellers pursuant to the Tower Tool Sale (Tower Purchase Order #4500042154) (the “Tower Tool Sale”) and Micron Upgrade Sale (Micron Purchase Order #4500592084) (the “Micron Upgrade”); and

(s) All other rights, properties and assets of any character whatsoever of any Seller that are not specifically identified as Excluded Assets.

Section 1.2 Excluded Assets. Notwithstanding the foregoing, the Acquired Assets shall not include any of the following (“Excluded Assets”):

(a) Cash and cash equivalents of the Company and the Company Subsidiaries (except with respect to any cash received by Sellers pursuant to the Tower Tool Sale and/or the Micron Upgrade);

(b) The corporate seal, minute books, stock books, tax returns and other records having to do with the organization of each Seller;

(c) All rights to any refund, credit or related deposit of federal, state or local income or franchise taxes of any Seller;

(d) The capital stock of each Company Subsidiary that is not an Acquired Foreign Subsidiary;

(e) All deposits related to Contracts that are Excluded Assets;

(f) All rights, privileges, claims, prepayments (of expenses or otherwise), deposits, permits, books, or records of the Company relating exclusively to the Company’s facility located at 255 North Steelhead Way, Boise, Idaho; and

(g) All claims, recoveries and judgments in favor of or for the benefit of the Company or any of the Company Subsidiaries relating to the Excluded Assets and the Excluded Liabilities;

(h) Any refunds in connection with pre-paid insurance of the Company and the Company Subsidiaries that are not Acquired Foreign Subsidiaries;

(i) The Note, the Royalty and the Intel Rebate; and

(j) Those assets, properties or rights, if any, expressly set forth on Schedule 1.2.

Section 1.3 Assumed Liabilities. At Closing, Buyer shall agree to assume and perform in accordance with their terms, only those obligations and liabilities of the Company and the Company Subsidiaries which are set forth below (but only to the extent set forth below), as and when the same become due or are required to be performed or discharged (collectively, the “Assumed Liabilities”):

(a) Those trade accounts payable of the Company and the Company Subsidiaries that are set forth on Schedule 1.3(a) or any trade accounts payable that are included in the Sellers Supplemental Schedule (but only to the extent set forth on such Schedules);

(b) (b) The Assumed Employee Liabilities, including such liabilities to the extent set forth on Schedule 1.3(b);

(c) Those other accrued expenses of the Company and the Company Subsidiaries that are set forth on Schedule 1.3(c) or any other accrued expenses that are included in the Sellers Supplemental Schedule (but only to the extent set forth in such Schedules);

(d) The obligations and liabilities of the Company and the Company Subsidiaries under the Assumed Contracts; provided, however, to the extent the obligation or liability under an Assumed Contract relates to an account payable or an accrued expense of the Company or a Company Subsidiary, Parent and Buyer are assuming such obligation or liability only to the extent set forth on (i) Schedule 1.3(a), (ii) Schedule 1.3(c) or (iii) the Sellers Supplemental Schedule, as applicable;

(e) Any Unknown Taxes; and

(f) The liabilities set forth on Schedule 1.3(f), but only to the extent set forth in such Schedule.

At the Closing, Parent and Buyer will execute an instrument of assumption (the “Instrument of Assumption”), whereby Parent and Buyer will undertake, assume and agree to perform, pay, become liable for and discharge when due all Assumed Liabilities.

Section 1.4 Excluded Liabilities. Except for the Assumed Liabilities, neither Buyer nor Parent is assuming, and Sellers shall be responsible for retaining, paying, performing, defending and discharging all of the liabilities and obligations of every kind whatsoever related or connected to the Business the Acquired Assets or the Excluded Assets, whether disclosed or undisclosed, known or unknown on the Closing Date, direct or indirect, absolute or contingent, secured or unsecured, liquidated or unliquidated, accrued or otherwise, whether liabilities for Taxes (other than Unknown Taxes), liabilities of creditors, liabilities arising with respect to employees of the Company, liabilities to any Governmental Agency or third parties, liabilities assumed or incurred by the Company by operation of law or otherwise (collectively, the “Excluded Liabilities”), including without limitation the Excluded Employee Liabilities and those liabilities set forth on Schedule 1.4.

ARTICLE II.

PURCHASE PRICE

Section 2.1 Purchase Price.

(a) The purchase price for the Acquired Assets (the “Purchase Price”) shall be a convertible senior subordinated note of Parent, in the form attached hereto as Exhibit A (the “Note”), in the aggregate principal amount of $3,000,000 and the Royalty.

(b) In addition, following Closing, the Company may be entitled to receive from or be obligated to deliver to Buyer payment pursuant to Sections 2.3 and 2.4 hereof and the Company may be obligated to deliver to Buyer payment pursuant to Section 2.5 hereof. Any such payment pursuant to Sections 2.4 or 2.5 shall be deemed to be an adjustment to the Purchase Price.

Section 2.2 Royalty.

(a) Following Closing, Parent or Buyer (or their respective successors in interest or assignees) shall pay to the Company royalty payments (collectively, the “Royalty Payments” and individually, a “Royalty Payment”) with respect to GAAP revenue recognized by Parent or Buyer (or their respective successors in interest or assignees) during the period from January 1, 2007 though March 31, 2008 (such period, the “Royalty Period”) from their sale of spare parts to service the Company’s equipment installed at customer sites of any customers of the Company existing as of or prior to the Closing Date (“SCP Spare Parts”). The Royalty Payments shall equal 15% of Parent’s (or Parent’s and Buyer’s respective successors in interest or assignees) consolidated revenues with respect to SCP Spare Part Sales calculated in accordance with GAAP during the Royalty Period. “SCP Spare Part Sales” shall mean, with respect to a relevant period of time, the aggregate sales price (net of any discounts, returns, other price adjustments) of SCP Spare Parts shipped by Parent or Buyer; provided, however, that sales of SCP Spare Parts from Parent or Buyer to each other or to other affiliates of Parent shall not constitute SCP Spare Part Sales for purposes of this Agreement; and provided further that SCP Spare Part Sales shall not include the sale of any SCP Spare Parts for the purpose of upgrading or retrofitting any of the Company’s equipment.

(b) Royalty Payments shall be payable on a quarterly basis within 45 days of the end of each of the five quarters during the Royalty Period by wire transfer of cash to an account designated by the Company, based on the consolidated GAAP revenues recognized by Parent from SCP Spare Part Sales for the preceding quarter.

(c) Reports; Books and Records. Within 45 days of the end of each quarter during the Royalty Period, Parent shall deliver to the Company a calculation in reasonable detail showing the Royalty Payment due for such quarter.

(i) Parent shall keep accurate books and records relating to SCP Spare Part Sales which may be necessary for the purpose of confirming the amount of Royalty Payments due to the Company. Parent shall preserve such books and records for at least two years from the date of the Royalty Payment to which they pertain.

(ii) The Company and its designated representatives shall have the right, upon reasonable notice, to examine, during ordinary business hours, the books and records referenced above for the purpose of verifying the accuracy and correctness of the Royalty Payments due to the Company. Such audit shall be restricted to an audit of books and records related to the calculation of Royalty Payments. The Company agrees that it and its designated representatives shall maintain as confidential all information contained in the books and records referenced above and maintain such information in strict confidence and not reveal or expose such information, directly or indirectly, in whole or in part, to any third party, and shall not use any such confidential information for any purpose other than to monitor to calculation of the Royalty Payments under this Agreement or in order to enforce its rights to collect Royalty Payments, as provided herein.

(iii) Each party shall pay the charges it incurs in the course of the audit. However, in the event that the audit establishes underpayment greater than or equal to 10% of the Royalty Payments which should have been paid for the accounting period being audited, then Parent shall reimburse the Company for the reasonable out-of-pocket costs incurred by the Company in conducting such audit. However, such costs shall not include salaries paid to employees of the Company or any shareholder or affiliate of the Company associated with such audit, and such reimbursement shall in no event exceed the amount of underpayment for such period.

(d) Royalty Payments may be offset against amounts owing Parent or Buyer as contemplated by Sections 2.3(b), 2.4(d), 2.5(b) and 11.4.

Section 2.3 Reconciliation of Acquired Foreign Subsidiary Cash Amount.

(a) Reconciliation. As set forth in Section 1.2(a), the cash of the Company and the Company Subsidiaries, including the Acquired Foreign Subsidiaries, is an Excluded Asset. No later than 15 days after the Closing, Parent shall prepare a schedule of the Acquired Foreign Subsidiary Cash Amount (the “Cash Reconciliation”). The Cash Reconciliation shall be binding and final unless within 30 calendar days after delivery of the Cash Reconciliation to the Company, the Company delivers to Parent written objection to the Cash Reconciliation (a “Cash Reconciliation Objection Notice”). If the Company delivers a Cash Reconciliation Objection Notice within the specified time, authorized representatives of Parent and the Company shall promptly negotiate in good faith to resolve such objections. If Parent and the Company are unable to reach an agreement with respect to the objections within 30 calendar days after delivery of such Cash Reconciliation Objection Notice, Parent shall engage an accountant of recognized national standing reasonably acceptable to the Company to review the Cash Reconciliation and resolve the objections. If Parent and the Company are unable to so agree on the choice of an accountant within ten calendar days after Parent proposes an accountant to the Company, then an accounting firm shall be selected pursuant to the Commercial Arbitration Rules of the AAA. If there is no timely Cash Reconciliation Objection Notice as provided above, the Cash Reconciliation shall be the binding and final determination of the Cash Reconciliation. If there is a timely Cash Reconciliation Objection Notice, the Cash

Reconciliation as revised, if applicable, by the agreement of Parent and the Company or by the Accountant (if an Accountant is engaged), shall be the binding and final determination of Cash Reconciliation. The costs and expenses of the Accountant shall be shared equally by Parent and the Company.

(b) Cash Reconciliation Payment. Once the Cash Reconciliation has been determined as provided in Section 2.3(a) above, (i) if the Cash Reconciliation is a positive number, Parent or Buyer shall promptly cause such amount to be paid to the Company by wire transfer of cash to an account designated by the Company; and (ii) if the Cash Reconciliation is a negative number, the Company shall promptly pay such amount to Buyer as to make the Cash Reconciliation equal zero by wire transfer of cash to an account designated by Buyer. If the Company shall fail to promptly pay any amount required to be paid by it pursuant to this Section 2.3, in addition to any other remedies Buyer may have, Buyer may offset the amount of the payment not made against the principal amount of the Note or against any Royalty Payments that may become payable.

Section 2.4 Change in Purchase Price Resulting From Working Capital Surplus or Working Capital Shortfall.

(a) Change in Purchase Price. The Purchase Price shall be increased by the amount of any “Working Capital Surplus,” which shall be the amount, if any, by which the Company’s Net Working Capital is greater than $10,500,000; and the Purchase Price shall be reduced by the amount of any “Working Capital Shortfall,” which shall be the amount, if any, by which the Company’s Net Working Capital Asset is less than $9,400,000.

(b) Net Working Capital. “Net Working Capital” shall mean total value of the Acquired Assets minus the total amount of the Assumed Liabilities, in each case as of the Closing Date on a consolidated basis calculated in accordance with GAAP and consistent with the Company’s past accounting practices; provided, however, that it is expressly agreed by the parties that any increase in Net Working Capital as a result of the timing of the shipment(s) relating to the Tower Tool Sale and/or the Micron Upgrade will not be accounted for in determining the Net Working Capital calculation (i.e., the parties agree that the inventory value relating to the Tower Tool Sale and the Micron Upgrade will appear as inventory on the Closing Balance Sheet and any accounts receivable value related thereto to the extent unpaid will not be included in accounts receivable on the Closing Balance Sheet). The categories of items included in Net Working Capital are set forth on Schedule 2.4(b).

(c) Net Working Capital Calculation. The Company shall prepare a balance sheet of the Net Working Capital as of the Closing Date (the “Closing Balance Sheet”), and calculate the Net Working Capital based upon the Closing Balance Sheet (the “Net Working Capital Calculation”), and deliver the Closing Balance Sheet and Net Working Capital Calculation, along with all relevant documentation, to Parent no later than 30 days after the Closing Date. The Closing Balance Sheet shall be prepared in accordance with GAAP, consistent with past practices of the Company and shall reflect in reasonable detail the items set forth on Schedule 2.4(b); provided, further, for purposes of the Closing Balance Sheet and the Net Working Capital Calculation, the parties agree that any Acquired Assets which are subject to depreciation shall be valued based upon their respective depreciation as of August 25, 2006. The

Net Working Capital Calculation shall be binding and final unless within 30 calendar days after delivery of the Closing Balance Sheet and the Net Working Capital Calculation to Parent, Parent delivers to the Company written objection to the Net Working Capital Calculation (a “Net Working Capital Objection Notice”). If Parent delivers a Net Working Capital Objection Notice within the specified time, authorized representatives of Parent and the Company shall promptly negotiate in good faith to resolve such objections. If Parent and the Company are unable to reach an agreement with respect to the objections within 30 calendar days after delivery of such Net Working Capital Objection Notice, Parent shall engage an accounting firm of recognized national standing reasonably acceptable to the Company to review the Net Working Capital Calculation and resolve the objections. If Parent and the Company are unable to so agree on the choice of an accountant within ten calendar days after Parent proposes an accountant to the Company, then an accounting firm shall be selected pursuant to the Commercial Arbitration Rules of the AAA. If there is no timely Net Working Capital Objection Notice as provided above, the Net Working Capital Calculation shall be the binding and final determination of the Net Working Capital. If there is a timely Net Working Capital Objection Notice, the Net Working Capital Calculation as revised, if applicable, by the agreement of Parent and the Company or by the Accountant, if applicable, shall be the binding and final determination of Net Working Capital. The costs and expenses of the Accountant shall be shared equally by Parent and the Company.

(d) Net Working Capital Adjustment Payment. Once the Net Working Capital Calculation has been determined as provided in Section 2.4(c) above, (i) if the Net Working Capital exceeds $10,500,000, the Purchase Price shall be increased by the Working Capital Surplus and Parent and/or Buyer shall promptly cause the Working Capital Surplus to be paid to the Company by wire transfer of cash to an account designated by the Company; and (ii) if the Net Working Capital is less than $9,400,000, the Purchase Price shall be reduced by the Working Capital Shortfall and the Company shall promptly repay to Buyer the Working Capital Shortfall by wire transfer of cash to an account designated by Buyer. If the Company shall fail to promptly repay the Working Capital Shortfall, in addition to any other remedies Buyer may have, Buyer may offset the amount of the Working Capital Shortfall against the principal amount of the Note or against any Royalty Payments that may become payable.

Section 2.5 Additional Change in Purchase Price.

(a) If at any time up to and including June 30, 2007, Parent (i) determines that the liabilities of the Acquired Foreign Subsidiaries as of the Closing Date in the aggregate are greater than the aggregate liabilities of the Acquired Foreign Subsidiaries set forth on the Closing Balance Sheet and used in the Net Working Capital Calculation and (ii) that had the aggregate liabilities of the Acquired Foreign Subsidiaries set forth on the Closing Balance Sheet been such revised amount, there would have been a change in the adjustment to the Purchase Price under Section 2.4 in favor of Purchaser (i.e., the amount of the Working Capital Surplus would have been less (or there would have been no Working Capital Surplus) or the amount of Working Capital Shortfall would have been greater (or there would have been a Working Capital Shortfall) (the Net Working Capital Calculation revised using the revised amount of aggregate liabilities for the Acquired Foreign Subsidiaries, the “Revised Net Working Capital Calculation”), then Parent shall send notice of such increase in the amount of aggregate liabilities of the Acquired Foreign Subsidiaries and the Revised Net Working Capital

Calculation, along with all relevant documentation, to the Company no later than June 30, 2007. The Revised Net Working Capital Calculation shall be binding and final unless within 30 calendar days after delivery of the Revised Net Working Capital Calculation to the Company, the Company delivers to Parent written objection to the Net Working Capital Calculation (a “Revised Net Working Capital Objection Notice”). If the Company delivers a Revised Net Working Capital Objection Notice within the specified time, authorized representatives of Parent and the Company shall promptly negotiate in good faith to resolve such objections. If Parent and the Company are unable to reach an agreement with respect to the objections within 30 calendar days after delivery of such Revised Net Working Capital Objection Notice, Parent shall engage an accounting firm of recognized national standing reasonably acceptable to the Company to review the Revised Net Working Capital Calculation and resolve the objections. If Parent and the Company are unable to so agree on the choice of an accountant within ten calendar days after Parent proposes an accountant to the Company, then an accounting firm shall be selected pursuant to the Commercial Arbitration Rules of the AAA. If there is no timely Revised Net Working Capital Objection Notice as provided above, the Revised Net Working Capital Calculation shall be the binding and final determination of the Revised Net Working Capital. If there is a timely Revised Net Working Capital Objection Notice, the Revised Net Working Capital Calculation as revised, if applicable, by the agreement of Parent and the Company or by the Accountant, shall be the binding and final determination of Revised Net Working Capital. The costs and expenses of the Accountant shall be shared equally by Parent and the Company.

(b) Revised Net Working Capital Adjustment Payment. Once the Revised Net Working Capital Calculation has been determined as provided in Section 2.5(a) above, if the Revised Net Working Capital Calculation yields a lower Purchase Price than calculated under Section 2.4 (i.e., the amount of the Working Capital Surplus would have been less (or there would have been no Working Capital Surplus) or the amount of Working Capital Shortfall would have been greater (or there would have been a Working Capital Shortfall) (the amount by which the Purchase Price is reduced by using the Revised Net Working Capital Calculation compared to the Working Capital Calculation, the “Revised Net Working Capital Adjustment Amount”), then the Purchase Price shall be reduced by the Revised Net Working Capital Adjustment Amount and the Company shall promptly repay to Buyer the Revised Net Working Capital Adjustment Amount by wire transfer of cash to an account designated by Buyer. If the Company shall fail to promptly repay the Revised Net Working Capital Adjustment Amount, in addition to any other remedies Buyer may have, Buyer may offset the amount of the Revised Net Working Capital Adjustment Amount against the principal amount of the Note or against any Royalty Payments that may become payable.

Section 2.6 Allocation of Purchase Price. Parent and the Company will jointly prepare an allocation of the Purchase Price among the Acquired Assets within 60 days after the Closing Balance Sheet is finalized as provided in Section 2.4 hereof, and in accordance with Section 1060 of the Code and the applicable U.S. Treasury Regulations or applicable local law. The parties acknowledge that such allocation shall be binding upon the parties hereto for federal, state, foreign and local Tax purposes. Each party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation for all Tax purposes. In the event that any such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF COMPANY

As a material inducement to Parent and Buyer to enter into this Agreement and to consummate the Purchase Transaction, subject to the disclosures set forth in the disclosure letter delivered to Buyer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Parent and Buyer under this Article III), Sellers, jointly and severally, represent and warrant to Parent and Buyer as follows:

Section 3.1 Organization and Standing.

(a) The Company. The Company is a corporation duly incorporated, in good standing and having a legal corporate existence under the laws of the State of Delaware and has all the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is qualified to do business in the jurisdictions set forth on Schedule 3.1 of the Company Disclosure Letter. The Company is duly qualified to do business and is in good standing to conduct business in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company Subsidiaries. Each Company Subsidiary listed on Schedule 3.2(b) of the Company Disclosure Letter is a business entity formed under the laws of the jurisdiction opposite its name and, except as set forth on Schedule 3.1, is in good standing and has a legal existence under the laws of such jurisdiction. Each Company Subsidiary has all the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 3.2 Capitalization; Subsidiaries.

(a) Schedule 3.2(a) of the Company Disclosure Letter sets forth (i) the authorized capital stock of the Company (the “Company Capital Stock”), (ii) the number and kind of issued and outstanding shares of Company Capital Stock, and (iii) the record and beneficial holder of the outstanding shares of Company Capital Stock. Each Owner is the sole record and beneficial owner of the shares set forth on Schedule 3.2(a) of the Company Disclosure Letter opposite such Owner’s name.

(b) Set forth on Schedule 3.2(b) of the Company Disclosure Letter is a complete and correct list of all subsidiaries of the Company and all subsidiaries of such subsidiaries of the Company (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”). The Company or a Company Subsidiary directly owns all of the issued and outstanding equity of each Company Subsidiary, with such ownership, both record and beneficial, being as listed on Schedule 3.2(b) of the Company Disclosure Letter.

(c) Schedule 3.2(c) of the Company Disclosure Letter sets forth (i) the authorized capital stock of each Acquired Foreign Subsidiary (the “Foreign Subsidiaries Capital Stock”), (ii) the number and kind of issued and outstanding shares of Foreign Subsidiaries Capital Stock, and (iii) the record and beneficial holder of the outstanding shares of Foreign Subsidiaries Capital Stock. All of the outstanding Foreign Subsidiaries Capital Stock is duly authorized, validly issued, fully paid and non-assessable and is not subject to, and has not been issued in violation of, any preemptive or other similar rights. None of the Foreign Subsidiaries Capital Stock was issued in violation of any applicable Law.

(d) Except as set forth on Schedule 3.2(d), there are no outstanding agreements, subscriptions, commitments, options, warrants, calls or other rights to acquire from an Acquired Foreign Subsidiary, or other obligations or understandings or arrangements of a to issue, at any time, or upon the occurrence of any event, to any Person any interest in any Foreign Subsidiaries Capital Stock or any other security of or rights in an Acquired Foreign Subsidiary, whether or not presently issued or outstanding; and there exists no rights of first refusal or any other preemptive right in an Acquired Foreign Subsidiary’s Organizational Documents or any other agreement, in each case with respect to any Foreign Subsidiary Capital Stock or any other security of or interest in an Acquired Foreign Subsidiary.

Section 3.3 Authority; Enforceability. Each Seller has the full legal right, power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which a Seller is a party have been duly executed by the such Seller and upon approval of the stockholders of the Company, which the Company shall obtain prior to Closing, shall constitute the valid, legal and binding obligation of each such Seller, enforceable against each such Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or in law).

Section 3.4 No Violation. The execution, delivery and performance of this Agreement and the Transaction Documents to which a Seller is a party and the consummation of the transactions by such Seller contemplated hereby and thereby do not or will not (a) violate or conflict with any provision of the Organizational Documents of such Seller, (b) assuming that all consents, waivers and approvals disclosed on Schedule 3.5 of the Company Disclosure Letter are obtained, violate, conflict with or result in a breach of the terms or conditions or provisions of, or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under or result in or give rise to a right of termination, modification, acceleration or cancellation of any obligation under any Material Contract, or any other agreement or obligation to which the Company or a Company Subsidiary is a party or by which any of the Company’s or a Company Subsidiary’s material assets are bound or affected, (c) to the Company’s Knowledge, result in any violation of any Laws applicable to the Company or a Company Subsidiary, or (d) to the Company’s Knowledge, result in the creation or imposition of a Lien on any of the Company’s or any Company Subsidiary’s assets.

Section 3.5 Consents. Except as disclosed on Schedule 3.5 of the Company Disclosure Letter, (i) no consent, waiver, approval, order or authorization of, or registration,

declaration or filing with any Governmental Agency or any other Person, including a party to a Contract, or (ii) such other consents, approvals, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement, are required by or with respect to the Company or a Company Subsidiary in connection with the execution and delivery of this Agreement or the Transaction Documents or consummation of the transactions contemplated hereby or thereby.

Section 3.6 Bank Accounts; Letters of Credit and Powers of Attorney. Schedule 3.6 of the Company Disclosure Letter contains an accurate and complete list of (a) all bank accounts, brokerage accounts, securities accounts, lock boxes and safe deposit boxes relating to the business and operations of each Company Subsidiary (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company or a Company Subsidiary (setting forth, in each case, the financial institution issuing such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of a Company Subsidiary.

Section 3.7 Financial Statements. Attached as Schedule 3.7 of the Company Disclosure Letter are copies of (a) the consolidated balance sheet of the Company as of December 31, 2005 and the related consolidated statements of income, cash flows and stockholder’s equity for the periods then ended, as audited by Deloitte & Touche LLP, and the unaudited consolidated balance sheet of the Company as of July 28, 2006 (the “Balance Sheet Date”) and the related consolidated statements of income and cash flows for the seven-month period then ended (collectively, the “Company Financial Statements,” and the balance sheet of the Company at July 28, 2006, the “Company Balance Sheet”), and (b) the balance sheets of each Acquired Foreign Subsidiary as of December 31, 2005 and July 28, 2006 and the related statements of income for the twelve-month and seven-month periods then ended (collectively, the “Foreign Subsidiaries Financial Statements” and, together with the Company Financial Statements. the “Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the period covered thereby and are complete. The Financial Statements (x) fairly present, in all material respects, the financial condition and results of operations of the Company or the Acquired Foreign Subsidiaries, as the case may be, as of the dates thereof and for the periods covered thereby, and (y) have been prepared from, and are in accordance with, the books and records of the Company or the relevant Acquired Foreign Subsidiary, as the case may be.

Section 3.8 Accounts Receivable. Each of the accounts receivable of the Company and each Company Subsidiary included on the Company Balance Sheet (a) is a valid obligation (net of any reserve for doubtful accounts reflected in the Company Balance Sheet) of the respective account debtor thereof, (b) was not and is not subject to any material offset or counterclaim, and (c) has arisen from bona fide transactions of the Company and each Company Subsidiary in the ordinary course of its business consistent with past practice. Since the Balance Sheet Date, there have not been any write-offs of any of the Company’s or Company Subsidiary’s accounts receivable.

Section 3.9 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 3.9 of the Company Disclosure Letter or to the extent reflected on the Company Balance Sheet or the Foreign Subsidiaries Financial Statements, there are no liabilities or obligations of any nature (whether direct or indirect, matured or unmatured, liquidated or unliquidated, absolute, accrued, contingent or otherwise) of the Company or any Company Subsidiary that would be required to be accrued for or otherwise reflected on a balance sheet or on the accompanying notes thereto, if such balance sheet and accompanying notes were included in financial statements prepared in accordance with GAAP, except for liabilities or obligations incurred after the Balance Sheet Date in the ordinary course of business, none of which ordinary course liabilities, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has guaranteed or is otherwise primarily or to the Company’s Knowledge secondarily liable in respect of any obligation or liability of any other Person, except to the extent disclosed in the Company Financial Statements.

Section 3.10 Real Estate. The Company and the Company Subsidiaries do not own any real property. Schedule 3.10 of the Company Disclosure Letter sets forth a true and correct list of all leases, subleases or other agreements, oral or written (collectively, “Real Property Leases”), under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property (the “Leased Real Property”). Each Real Property Lease is valid, binding and in full force and effect. Neither the Company or any Company Subsidiary, on the one hand, nor, to the Company’s Knowledge, any other party to any Real Property Lease on the other hand, is in material breach or default of, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a material breach or default by the Company or a Company Subsidiary under any Real Property Lease or permit the termination, material modification, acceleration or cancellation thereof. The Company and the Company Subsidiaries have not received written notice from any insurance carrier or landlord for any Leased Real Property that the Company or a Company Subsidiary needs to undertake any material repairs, alterations or construction or to take any other corrective action with respect to any Leased Real Property. All base rent, additional rent and all other charges and amounts payable by the Company or any Company Subsidiary under the Real Property Leases have been paid to date. Except for reasonable wear and tear, all improvements, buildings and systems, including, without limitation, the electrical, plumbing, heating, ventilation, air conditioning, roofing and other utility systems on the Leased Real Property are in all material respects in good repair, working order and operating condition and are adequate for operation of the Company’s and the Company Subsidiaries’ business at the current operating levels. There are no material structural defects in the improvements on the Leased Real Property, nor are there any material repairs that are reasonably necessary to be undertaken in order to operate the Company’s or the Company Subsidiaries’ business on the Leased Real Property in a lawful, safe and efficient manner. To the Company’s Knowledge, the zoning of the Leased Real Property permits the presently existing improvements and the continuation of the Company’s and the Company Subsidiaries’ business as presently being conducted on such Leased Real Property. To the Company’s Knowledge, there are no condemnation or rezoning hearings or proceedings pending before any Governmental Agency, or proposed or contemplated by any Governmental Agency with respect to the Leased Real Property. Except as disclosed on Schedule 3.10 of the Company Disclosure Letter, the Company or a Company Subsidiary is in actual, exclusive possession of the Leased Real Property, and except as otherwise provided in the Real Property Leases, has good, valid and indefeasible title to all leasehold estates created under the Real Property Leases, free and clear of all Liens. The Company has delivered to Parent a correct and complete copy of each Real Property Lease, and all amendments, supplements or modifications thereto.

Section 3.11 Personal Property; Inventory.

(a) Personal Property. Set forth on Schedule 3.11(a) of the Company Disclosure Letter is a complete and accurate list of all material tangible personal property, including manufacturing and other equipment, that is owned, leased or otherwise being used by the Company or a Company Subsidiary (the “Personal Property”). The Company and the Company Subsidiaries have good and marketable title, or hold valid and enforceable leases, to all the Personal Property held by them, free and clear of all Liens. The Company or a Company Subsidiary is the owner of or has valid and enforceable leasehold interests in all of the Personal Property that it uses in, or is otherwise necessary for, the operation of the Company’s or such Company Subsidiary’s business at the current operating levels. All the Personal Property is in good operating condition and repair, normal wear and tear excepted, for the performance and operation of the Company’s or such Company Subsidiary’s business at the current operating levels. The Company has delivered to Parent a correct and complete copy of each lease for any leased Personal Property, and all amendments, supplements or modifications thereto.

(b) Inventory. Set forth on Schedule 3.11(b) of the Company Disclosure Letter is a complete and accurate list of all inventory, including but not limited to raw materials, work in process, demonstration or evaluation units and finished goods, that is owned or used by or relates to the business of the Company or any Company Subsidiary, and the location of such inventory. All such inventory is of such quality as to be usable or saleable by the Company or a Company Subsidiary in the ordinary course of business, is free of any material defect or deficiency and is reasonable as to type and quantity under the present business circumstances of the Company and each Company Subsidiary.

Section 3.12 Intellectual Property.

(a) Schedule 3.12(a) of the Company Disclosure Letter sets forth a true and complete description of all Intellectual Property owned, used or otherwise employed by or licensed to the Company or any Company Subsidiary. No claims have been made, or, to the Company’s Knowledge, threatened against the Company or a Company Subsidiary alleging that any services provided or products sold by the Company or any Company Subsidiary or any Intellectual Property used by the Company or any Company Subsidiary is being provided, sold or used in violation of any rights of any other Person. To the Company’s Knowledge, the Company and each Company Subsidiary have complied with all requirements of applicable Law concerning the use and registration of fictitious names, and the Company and each Company Subsidiary have the legal right to use the name or names under which the Company or such Company Subsidiary operates. Each license pursuant to which the Company or a Company Subsidiary has licensed from others the right to use Intellectual Property (the “Intellectual Property Licenses”) is the valid, legal and binding obligation of the Company or such Company Subsidiary and, to the Company’s Knowledge, the other party thereto and is in full force and effect, and there are no material defaults by the Company, such Company Subsidiary or, to the Company’s Knowledge, such other party under such Intellectual Property License. To the

Company’s Knowledge, nothing in this Agreement violates the terms of the Intellectual Property Licenses, and, except for the Intellectual Property Licenses listed in Schedule 3.12(a)-1 of the Company Disclosure Letter, all such Intellectual Property Licenses will continue in full force and effect without change following the consummation of the transactions contemplated by this Agreement. The Company and each Company Subsidiary has used its reasonable efforts to protect the proprietary and, as appropriate, confidential nature of all Proprietary Information that it presently owns or uses. To the Company’s Knowledge, the Company and the Company Subsidiaries have purchased the required number of Intellectual Property Licenses for the use of each copyrighted computer program used by them. The Company has delivered to Parent a correct and complete copy of the material Intellectual Property Licenses and all amendments, supplements or modifications thereto used by the Company or a Company Subsidiary in the Business.

(b) For purposes of this Agreement, “Intellectual Property” shall mean all of the following that is owned by, licensed by, licensed to, or used by the Company or any Company Subsidiary (including all authorized copies and embodiments thereof) as of the Closing Date or within 18 months before the Closing Date (including any such rights that expired or terminated during such 18-month period): (i) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, and other indications of origin, the goodwill associated with the foregoing and registrations of the foregoing in any jurisdiction, and applications in any jurisdiction to register the foregoing (the “Trademarks”); (ii) all issued U.S. and foreign patents and pending patent applications, including, without limitation, divisionals, continuation, continuation in part, continuing and renewal applications (the “Patents”); (iii) all registered and unregistered copyrights and all applications to register the same (the “Copyrights”); (iv) all computer software, software systems and protectable databases owned by the Company or a Company Subsidiary or under development by, or specifically on behalf of, the Company or a Company Subsidiary (the “Software”); (v) all Intellectual Property Licenses pursuant to which the Company or a Company Subsidiary has acquired rights in or to any Trademarks, Patents, Copyrights or Software; (vi) all Intellectual Property Licenses pursuant to which the Company or a Company Subsidiary has licensed or transferred the rights in and to any Intellectual Property; (vii) all confidential and proprietary trade secrets, know-how, processes, procedures, drawings, specifications, designs, plans, operations manuals, training manuals, labor estimating systems and procedures, proposals or technical data (the “Proprietary Information”); and (viii) all internet domain names, email addresses and world wide web addresses and pages used or otherwise employed by the Company or a Company Subsidiary.

Section 3.13 Contracts.

(a) For purposes of this Agreement, “Contract” shall mean any binding contract, agreement, arrangement or understanding, written, oral or implied, to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of the Company’s or any Company Subsidiary’s assets are bound or affected, together with all modifications and amendments thereto. For purposes of this Agreement, “Customer Contract” shall mean a Contract to sell products or provide support or other services to customers of the Company or any Company Subsidiary.

(b) For purposes of this Agreement, “Material Contract” shall mean any Contract that constitutes or contains any of the following:

(i) each Contract with the ten largest customers of the Company (the “Material Customer Contracts”) based on revenues recognized by the Company or a Company Subsidiary for the twelve-month period ended December 31, 2005;

(ii) any Contract with a supplier or provider of raw materials, equipment, inventory, commodity, services or other materials, equipment or fixed assets used by the Company or a Company Subsidiary in its business involving in the case of any such Contract more than $50,000 during the twelve-month period ended July 28, 2006;

(iii) any Contract that contains a covenant restricting the ability of the Company or a Company Subsidiary (or which, following the consummation of the Purchase Transaction, would reasonably be expected to restrict the ability of Parent or any of its subsidiaries or affiliates) to compete with any Person or engage in any business or activity in any geographic area or pursuant to which any benefit is required to be given or lost as a result of such competing or engaging;

(iv) any Contract that contains any express or implied warranties or obligation or liability by the Company or any Company Subsidiary for replacement thereof or other damages in connection therewith;

(v) any Real Property Lease;

(vi) any loan, guarantee or similar agreement relating to the borrowing of money from, or extension of credit to, any other Person in excess of $25,000;

(vii) any Contract not fully performed for the purchase by the Company or any Company Subsidiary of any commodity, material, services, equipment or fixed assets for a price in excess of $100,000;

(viii) any Contract for the purchase by the Company or any Company Subsidiary of any raw materials, equipment, inventory, commodity, services or other materials or fixed assets that is not terminable by the Company or any Company Subsidiary without penalty on not more than 60 calendar days’ notice;

(ix) any lease for Personal Property involving annual payments in excess of $10,000 per year;

(x) any Contract that obligates the Company or a Company Subsidiary to obtain all or a substantial portion of its requirements for any goods or services from, or, except for Customer Contracts, supply all or a substantial portion of the requirements for any goods or services of, any other Person;

(xi) any Contract with an employee, labor union, sales agent, director, consultant or other agent of the Company or a Company Subsidiary (other than standard stock option, non-disclosure, invention assignments or indemnification agreements), including any

Contract that obligates the Company or any Company Subsidiary to make any bonus, severance, termination or similar payment to any employee, director, consultant or other agent of the Company or a Company Subsidiary;

(xii) any Contract of the type referred to in Section 3.27 hereunder;

(xiii) any written instrument granting a power of attorney on behalf of the Company or any Company Subsidiary; or

(xiv) any other Contract involving a possible liability or obligation on the part of the Company or a Company Subsidiary of at least $100,000 in any one year.

(c) Except as set forth on Schedule 3.13(c) of the Company Disclosure Letter:

(i) each Material Contract is the valid, legal and binding obligation of the Company or a Company Subsidiary, is in full force and effect and, to the Company’s Knowledge, is enforceable against the other parties thereto, in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or in law);

(ii) neither the Company nor any Company Subsidiary is in material breach or default under any Contract, and, to the Company’s Knowledge, no other party is in material breach or default thereunder;

(iii) neither the Company nor any Company Subsidiary has received a written or oral notice of any event or condition that with the passage of time, would constitute a material default by the Company or any such Company Subsidiary under any Contract;

(iv) neither the Company nor any Company Subsidiary has received a written or oral notice, or advice of termination, modification, acceleration, cancellation, nonrenewal or material adverse price adjustment of any Contract;

(v) the Company’s and any Company Subsidiary’s obligations for, and payments and other settlements with respect to, warranties for products or services sold which have been made, paid or acknowledged do not exceed the aggregate amount set forth on Schedule 3.13(c) of the Company Disclosure Letter as of the date of this Agreement, and as of Closing will not exceed the aggregate amount set forth on the Sellers Supplemental Schedule, and to the Company’s Knowledge, all outstanding claims or demands under or with respect to product or service warranties which could reasonably be expected to exceed $25,000 to resolve are set forth on Schedule 3.13(c); and

(vi) the Company and each Company Subsidiary has met any and all performance guarantees due prior to the date of this Agreement which is made in any Customer Contract.

(d) Schedule 3.13(d) of the Company Disclosure Letter contains a complete and correct list of all Material Contracts. The Company has delivered to Parent complete and correct copies of each Material Contract, to the extent that such Material Contracts are in written form.

Section 3.14 Environmental Matters.

(a) Except as disclosed on Schedule 3.14(a) of the Company Disclosure Letter:

(i) to the Company’s Knowledge, no property owned, operated, leased, or otherwise occupied by the Company or any Company Subsidiary or any predecessor of the Company or any Company Subsidiary has been used for the disposal of refuse or waste, or for the generation, processing, manufacture, storage, handling, treatment, release, discharge or disposal of any Hazardous Substances, except in the ordinary course of the Company’s or such Company Subsidiary’s business and in material compliance with Environmental Laws;

(ii) to the Company’s Knowledge, neither the Company or any Company Subsidiary, on the one hand, nor any predecessor of the Company or Company Subsidiary, on the other hand, has placed, deposited or permitted to exist any Hazardous Substances in, on or under any property, including the land, improvements, ground water and surface water thereof, owned, operated, leased or otherwise occupied by the Company or Company Subsidiary or any predecessor of the Company or Company Subsidiary at any time, except in material compliance with Environmental Laws;

(iii) to the Company’s Knowledge, no (A) asbestos or asbestos-containing materials, (B) machinery, equipment or fixtures containing PCBs, (C) underground storage tanks or other storage tanks used for the storage of gasoline or any other Hazardous Substance, or (D) urea formaldehyde foam insulation, has been installed, used, stored, handled or located by the Company or any Company Subsidiary or, to the Company’s Knowledge by any other Person, on any property owned, operated, leased or otherwise occupied by the Company or Company Subsidiary or any predecessor of the Company or Company Subsidiary, except in material compliance with Environmental Laws;

(iv) to the Company’s Knowledge, the Company and each Company Subsidiary are in compliance in all material respects with all Environmental Laws and holds all permits, licenses, clearances and consents required under any Environmental Law for the conduct of its business, the lack of which would be reasonably likely to have a Material Adverse Effect;

(v) no written or oral notice has been given to the Company or a Company Subsidiary by any Governmental Agency or any Person alleging a material violation of any Environmental Law or other liability or responsibility related to Hazardous Substances used, generated, processed, manufactured, stored, handled, treated, released, discharged or disposed by the Company or a Company Subsidiary;

(vi) no actions, suits, claims, arbitrations, grievances, complaints, charges, proceedings or, to the Company’s Knowledge, investigations have been commenced or, to the Company’s Knowledge, threatened concerning a material violation of any Environmental Law or other material liability or responsibility related to Hazardous Substances used, generated, processed, manufactured, stored, handled, treated, released, discharged or disposed by the Company or a Company Subsidiary or any predecessor of the Company or Company Subsidiary.

(b) For purposes of this Agreement, “Environmental Laws” shall mean all applicable federal, state or local laws, statutes, codes, ordinances, rules, regulations, opinions, orders, directives, decrees and policies that relate to pollution, the environment, or exposure to Hazardous Substances including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f), et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; those provisions of the Occupational Safety and Health Act, as amended, 29 U.S.C. §§ 651, et seq. regulating or relating to Hazardous Substances; and any other Law regulating or related to any Hazardous Substance, all as amended through the date of this Agreement.

(c) For purposes of this Agreement, “Hazardous Substance” shall include, without limitation, (i) all chemicals, materials and substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” contaminants,” “wastes,” or “pollutants,” or any words of similar import, under any Environmental Law, including, without limitation, petroleum products and materials, (ii) all other chemicals, materials and substances, the exposure to which is prohibited, limited or regulated by any Governmental Agency having jurisdiction over the Company, including asbestos and asbestos-containing materials in any form, lead-based paint, radioactive materials, polychlorinated biphenyls (“PCBs”) and substances and compounds containing PCBs, and (iii) those elements or compounds that are contained in any list of hazardous substances and/or toxic pollutants or related or similar substance adopted or designated by the United States Environmental Protection Agency, United States Congress or any other Governmental Agency having jurisdiction over the Company or defined by any other Law regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, including petroleum or petroleum products or constituents.

Section 3.15 Taxes.

(a) The Company and each Company Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company and/or any Company Subsidiary is or has been a member, have timely filed (taking into account extensions of time to file) or caused to be filed with the appropriate Governmental Agency all federal, state, local and foreign Tax Returns and reports required to be filed by or with respect to the Company or such Company Subsidiary, and such Tax Returns were correct and complete in all material respects.

(b) Within the past six years, the Company and each Company Subsidiary has timely paid or withheld and remitted all Taxes required to be paid or remitted by the Company or such Company Subsidiary.

(c) Charges, accruals and reserves for Taxes with respect to the Company and each Company Subsidiary for any pre-Closing tax period (or portions of periods) through the Balance Sheet Date have been estimated and reflected on the Financial Statements (in addition to any provisions for deferred income Taxes) and are adequate to cover such Taxes (without taking into account any reserve for deferred Taxes) as of the date of such Financial Statements, whether or not shown as due on any Tax Return. Except for Taxes incurred in the ordinary course of business, neither the Company nor any Company Subsidiary has any liability for unpaid Taxes accruing after the date of the Balance Sheet.

(d) Except as disclosed in Schedule 3.15(d) of the Company Disclosure Letter, there is no claim (including under any indemnification or Tax sharing agreement), audit, examination, action, suit, proceeding or investigation now Pending or, to the Company’s Knowledge, threatened against or in respect of (i) any Tax, (ii) any Tax Return or (iii) any items of net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could be carried forward or back to reduce Taxes with respect to the Company or any Company Subsidiary. No audit or examination by any Governmental Agency of any Tax Return of the Company or any Company Subsidiary is being conducted or, to the Company’s Knowledge, threatened, and neither the Company nor any Company Subsidiary has received notice of any deficiency, refund litigation, proposed adjustment or matter in controversy from any Governmental Agency with respect to any amount of Taxes asserted to be due and owing by it. Each deficiency relating to any amount of Taxes resulting from any completed audit or examination relating to any amount of Taxes by any Governmental Agency or any concluded litigation has been timely paid.

(e) Except as disclosed on Schedule 3.15(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has executed or entered into with any Governmental Agency a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other Tax law that will require any increase in revenue, income, taxable income or alternative minimum taxable income, or any reduction in deductions, net operating losses, alternative minimum tax, net operating losses, capital loss carryovers or charitable contribution deduction carryovers or Tax credits for the Company or any such Company Subsidiary for any period ending after the Closing Date.

(f) There are no currently effective agreements, waivers or arrangements extending or requesting to extend the statutory period of limitation applicable to the determination or assessment of any Taxes or any claim for, or the period for the determination or assessment or collection of, Taxes due from or with respect to the Company or any Company Subsidiary for any taxable period. No currently effective power of attorney with respect to any Taxes has been executed or filed by the Company or any such Company Subsidiary with any Governmental Agency.

(g) Except as set forth on Schedule 3.15(g), neither the Company nor any Company Subsidiary has been nor will be required by reason of the Purchase Transaction or as a result of any event or transaction occurring or accounting method employed prior to Closing to include any adjustment in taxable income for any tax period pursuant to Section 481(a) or 263A of the Code (or any predecessor provision) or any comparable provisions under state, local or foreign Tax laws, and there is no application pending with any Governmental Agency requesting permission for any changes in any accounting method of the Company or any Company Subsidiary.

(h) Except as set forth on Schedule 3.15(h) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, is bound by, or has any obligation to any other Person under any Tax sharing agreement, Tax allocation agreement or similar contract, agreement or arrangement (including any advance pricing agreement, closing agreement or gain recognition agreement relating to Taxes with any Governmental Agency).

(i) Neither the Company nor any Subsidiary has participated in any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4.

(j) Neither the Company nor any Company Subsidiary is a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(k) Neither the Company nor any Company Subsidiary has any liability or obligation to remit any amounts with respect to any escheat or state forfeiture laws, except to the extent set forth on the Company Balance Sheet.

(l) Except as set forth on Schedule 3.15(l), no property of the Company or any Company Subsidiary is subject to any lien for Taxes, other than liens for Taxes not yet due and payable.

Section 3.16 Legal Matters. Except as set forth on Schedule 3.16, there is no suit, action, arbitration, administrative or other proceeding or investigation, governmental or otherwise, Pending, or, to the Company’s Knowledge, threatened against, affecting or involving the Company, any Company Subsidiary or any of the Acquired Assets or Assumed Liabilities before any court or arbitrator or any Governmental Agency.

Section 3.17 Employee Benefits.

(a) Set forth on Schedule 3.17(a) of the Company Disclosure Letter is a complete and accurate list of all employee benefit plans and collective bargaining, labor and employment agreements or other similar arrangements in effect which the Company, a Company Subsidiary or any of their ERISA Affiliates maintains, sponsors, contributes to, is liable for (directly or indirectly) or is bound, legally or otherwise, including, without limitation, any profit-sharing, deferred compensation, bonus, payroll, sick leave, consulting, stock option, stock purchase, stock bonus, ESOP (as defined in Section 4975(e)(7) of the Code), pension, retainer, consulting, retirement, vacation, change of control, disability, severance, welfare or incentive pay policy, agreement, practice or arrangement; any plan, agreement or arrangement providing for fringe benefits or perquisites to employees, officers, directors or agents of the Company, a Company Subsidiary and their ERISA Affiliates, including but not limited to benefits relating to employer-supplied automobiles, clubs, medical, dental, hospitalization, life insurance and other types of insurance, retiree medical insurance, retiree life insurance and any other type of benefits for retired and terminated employees; and any plan, policy, agreement or arrangement whether or not an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (herein referred to individually as a “Plan” and collectively as “Plans”). For purposes of this Agreement, “ERISA Affiliate” shall mean all persons and entities that are treated as being under common control with the Company or any affiliate of the Company or a Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code.

(b) Except as set forth on Schedule 3.17(b)(ii), true and complete copies of the following documents with respect to any Plan of the Company, any Company Subsidiary and their ERISA Affiliates, as applicable, have been delivered to Parent: (i) the most recent Plan document and trust agreement (including any amendments thereto); (ii) the last three Internal Revenue Service (“IRS”) Form 5500 filings and schedules thereto; (iii) the most recent IRS determination letter; (iv) all summary plan descriptions; (v) a written description of each material non-written Plan; (vi) each written communication to employees intended to describe a Plan or any benefit provided by such Plan; (vii) the most recent actuarial report, and (viii) all correspondence with the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation (“PBGC”) concerning any controversy. Each report described in clause (vii) accurately reflects the funding status of the Plan to which it relates as of the date of such report and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such Plan.

(c) Each Plan is and has been maintained in compliance in all material respects with applicable Law, including but not limited to ERISA and the Code and with any applicable collective bargaining agreements or other contractual obligations. The reporting and disclosure requirements under ERISA and the Code have been timely satisfied, including but not limited to the timely filing of all IRS Forms 5500.

(d) Except as set forth on Schedule 3.17(d) of the Company Disclosure Letter, with respect to any Plan that is subject to Section 412 of the Code (a “412 Plan”), there has been no failure to make any contribution, pay any amount due or meet the minimum funding standards as required by Section 412 of the Code, Section 302 of ERISA or the terms of any such Plan. No 412 Plan has incurred a minimum funding deficiency within the meaning of Section 412 of the Code whether or not waived. Neither the assets of the Company nor any of its ERISA Affiliates are now, nor will they after the passage of time, be subject to any lien imposed under Section 412(n) of the Code or Section 302 of ERISA by reason of a failure of the Company, a Company Subsidiary or any of their ERISA Affiliates to make timely installments or other payments required under Section 412 of the Code.

(e) Except as set forth on the Schedule 3.17(e) of the Company Disclosure Letter, as of the Closing Date, no Plan that is subject to Title IV of ERISA has any Unfunded Pension Liability. For purpose of this Agreement, “Unfunded Pension Liability” shall mean, as of any determination date, the amount, if any, by which the present value of all benefit liabilities (as that term is defined in Section 4001 (a)(16) of ERISA) of a Plan exceeds the fair market value of all assets of such Plan, all determined using the actuarial assumptions that would be used by the PBGC in the event of a termination of the Plan on such determination date.

(f) Except as set forth on Schedule 3.17(f) of the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company, threatened claims, actions or lawsuits, other than routine claims for benefits in the ordinary course, asserted or instituted against (i) any Plan or its assets, (ii) any ERISA Affiliate with respect to any 412 Plan, or (iii) any fiduciary with respect to any Plan for which the Company, a Company Subsidiary or any of their ERISA Affiliates may be directly or indirectly liable, through indemnification obligations or otherwise.

(g) Except as set forth on Schedule 3.17(g), none of the Company, any Company Subsidiary or any of their ERISA Affiliates has within the past six years incurred and/or reasonably expects to incur (i) any withdrawal liabilities as defined in Section 4201 of ERISA or any actual or contingent liability under Section 4204 of ERISA (collectively, “Withdrawal Liabilities”) and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would reasonably be expected to result in Withdrawal Liabilities, or any liability under Sections 4063, 4064, 4071 or 4243 of ERISA, or (ii) any outstanding current or secondary liability under Title IV of ERISA with respect to any 412 Plan.

(h) Except as set forth on Schedule 3.17(h) of the Company Disclosure Letter, within the last six years, none of the Company, any Company Subsidiary or any of their ERISA Affiliates has transferred any assets or liabilities of a 412 Plan subject to Title IV of ERISA which had, at the date of such transfer, an Unfunded Pension Liability or has engaged in a transaction which may be subject to Section 4212(c) or Section 4069 of ERISA.

(i) None of the Company, any Company Subsidiary or any of their ERISA Affiliates has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan.

(j) Except as set forth on Schedule 3.17(j) of the Company Disclosure Letter, the unfunded liability with respect to any Plan or arrangement that is a non-tax qualified deferred compensation plan or arrangement does not exceed $10,000.

(k) Except as set forth on Schedule 3.17(k) of the Company Disclosure Letter, neither Parent nor any of its ERISA Affiliates will have (i) an obligation to make contribution(s) to any multiemployer plan (as defined in Section 3(37) of ERISA), or (ii) any Withdrawal Liability (whether imposed and not yet paid or calculated assuming a complete or partial withdrawal of the Company, a Company Subsidiary or any of their ERISA Affiliates as of such date not yet imposed) which it would not have had if it had not entered into this Agreement and consummated the transactions contemplated hereby.

(l) Except as set forth on Schedule 3.17(a) of the Company Disclosure Letter, during the last two years (i) there have been no amendments to any Plan and no interpretation or announcement (whether or not written) by the Company, a Company Subsidiary or any of their ERISA Affiliates relating to any Plan, (ii) there have not been and are no negotiations, demands, or proposals which are pending that concern any Plan and (iii) no Plan has been established, which resulted in or could result in a material increase in the accrued or promised benefits of any employees of the Company, a Company Subsidiary or any of their ERISA Affiliates or in the level of expense incurred in respect thereof.

(m) There has been no “Reportable Event” with respect to any 412 Plan subject to Title IV of ERISA within the last five years.

(n) Except as set forth on Schedule 3.17(n), none of the Company, any Company Subsidiary or any of their ERISA Affiliates has any obligations, direct, contingent or otherwise, with respect to any Plan that are subject to the laws of any country other than the United States.

(o) Each Plan that provides welfare benefits has been operated in compliance with all requirements of Sections 601 through 609 of ERISA and Section 4980B of the Code and regulations thereunder after 1988, relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease. None of the Company, any Company Subsidiary or any of their ERISA Affiliates has contributed to a nonconforming group health plan (as defined under Section 5000(c) of the Code), and no ERISA Affiliate has incurred a tax under Section 5000(a) of the Code which could become a liability of the Company, a Company Subsidiary or any of their ERISA Affiliates. Except as set forth on Schedule 3.17(o) of the Company Disclosure Letter, none of the Company, any Company Subsidiary or any of their ERISA Affiliates maintains, sponsors or provides post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits to its current employees or former employees, except as required by Section 4980B of the Code and at the sole, expense of the participant or the beneficiary of the participant. The Company and each Company Subsidiary has complied in all material respects with the requirements of the Health Insurance Portability and Accountability Act of 1996 with respect to each Plan to the extent applicable to such Plan. Neither the Company nor any Company Subsidiary maintains any plan that is an “employee welfare benefit plan” (as such term is defined under Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed under Section 4976.

(p) Except as set forth on Schedule 3.17(p) of the Company Disclosure Letter, the Company, the Company Subsidiaries and their ERISA Affiliates have fully funded each Plan and will continue to fund each Plan in accordance with the terms of such Plan through the Closing Date, including the payment of applicable premiums on any insurance contract funding a Plan, for coverage provided through the Closing Date.

(q) Each Plan that is intended to be a tax qualified plan under Section 401(a) of the Code (a “Tax Qualified Plan”) has been determined by the IRS to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and nothing has occurred, including the adoption of or failure to adopt any Plan amendment, which would reasonably be expected to adversely affect its qualification or tax-exempt status.

(r) No Tax Qualified Plan has been amended since the date of its most recent IRS determination letter which would materially increase its cost, and no Plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code.

(s) Except as contemplated herein or required by law, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will result in any direct or indirect obligation of the Company or any of its ERISA Affiliates to make any payment (whether of severance pay, including and not limited to, salary, related vacation pay, pension pay and other similar payments and costs, or otherwise) or to accelerate, vest or increase the amount of benefits payable to any employee or former employee or director of the Company or its ERISA Affiliates. Except as listed on Schedule 3.17(s) of the Company Disclosure Letter, no Plan or agreement provides for the payment of severance benefits upon the termination of any employee’s employment.

(t) The Company Balance Sheet properly and adequately reflects any and all liabilities and obligations of the Company and its ERISA Affiliates relating to any period ending on or prior to the Closing Date to or in respect of current and former employees of the Company, the Company Subsidiaries or their ERISA Affiliates or the Plans, for (i) unpaid compensation, salaries, wages, vacation pay, disability payments and other payroll items (including, without limitation, bonus, incentive or deferred compensation), (ii) unpaid contributions, costs and expenses to or in respect of any Plan, (iii) the unfunded status of any Plan and (iv) severance or other termination benefits relating to, resulting from or arising in respect of any termination of employment occurring on or prior to the Closing Date.

(u) Any surrender, finance or penalties charges (and the total dollar amount thereof) that would be imposed on the investments held by any Tax Qualified Plan (including. plans with a cash or deferred arrangement under Section 401(k) of the Code) on the liquidation of the investments in such plans is set forth on Schedule 3.17(u) of the Company Disclosure Letter.

Section 3.18 Employment Matters. Set forth on Schedule 3.18 of the Company Disclosure Letter is a list as of the date of this Agreement of each outstanding written employment agreement between the Company or a Company Subsidiary and any employee of the Company or a Company Subsidiary (collectively, the “Company Employment Agreements” and individually, a “Company Employment Agreement”). The Company has made available to Parent correct and complete copies of each Company Employment Agreement. The Company and the Company Subsidiaries (a) are not in violation of applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, (b) have withheld and reported all amounts required by Law or contract to be withheld and reported with respect to wages, salaries and other payments to their respective employees, (c) have no material liability for any arrears of wages or any Taxes or any material penalty for violation of clauses (a) or (b) above, and (d) have no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Agency with respect to wages, unemployment compensation, benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business, consistent with past practice). Also set forth on Schedule 3.18 of the Company Disclosure Letter is a list as of the date of this Agreement of (x) each outstanding consulting agreement or similar arrangement between the Company or any Company Subsidiary and any Person for the provision of consulting or similar services; and (y) any outstanding Contract between the Company or a Company Subsidiary with an employee, director, consultant or other agent of the Company or a Company Subsidiary that obligates the Company or any Company Subsidiary to make any bonus, severance, termination or similar payment to such employee, director, consultant or agent. Neither the Company nor any Company Subsidiary has any change of control agreements with any of its officers, directors or employees.

Section 3.19 Labor Relations. Neither the Company nor any Company Subsidiary is a party to any union agreement or collective bargaining agreement with any of its employees, and each is in compliance with all laws respecting employment and employment practices, terms and conditions of employment and wages and hours. To the Company’s Knowledge, there is no union organizing activity involving the Company’s or any Company Subsidiary’s employees. To the Company’s Knowledge, there is no complaint filed or threatened to be filed against the Company or any Company Subsidiary before any Governmental Agency alleging violation of Law relating to employment practices or discrimination in employment. Since January 1, 2000, no Governmental Agency, administrative tribunal or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of the Company or any Company Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.20 All Assets. The Acquired Assets and the Excluded Assets constitute all of the assets, property, rights and privileges that are used by the Company or such Company Subsidiary in the operation of its respective business or are required for the operation of its respective business at the current operating levels.

Section 3.21 No Adverse Development. Except as set forth on Schedule 3.21, since December 31, 2005, there has not been any event, circumstance, state of affairs, condition or development that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.22 Actions Since June 30, 2006. Since June 30, 2006, except as otherwise provided in this Agreement or in connection with the transactions contemplated hereby or as set forth on Schedule 3.22, (a) the Company and each Company Subsidiary has carried on its business in the usual, regular and ordinary course consistent with past practices (including, without limitation, collection of accounts receivables and payment of accounts payables) and has used all reasonable efforts to (i) preserve intact its business organization and goodwill, (ii) retain the services of its current officers and key employees, and (iii) preserve its relationships with customers, suppliers and others having business dealings with it and (b) except as set forth on Schedule 3.22 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has:

(i) (A) declared or paid any dividends on or made other distributions in respect of any Company Capital Stock or securities of such Company Subsidiary or set aside funds therefor; (B) split, combined or reclassified any Company Capital Stock or securities of such Company Subsidiary or issued, authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for, any Company Capital Stock or securities of such Company Subsidiary; or (C) repurchased or otherwise acquired any Company Capital Stock or securities of any Company Subsidiary;

(ii) issued any Company Capital Stock or securities in such Company Subsidiary or any other security, instruments, rights or interests in the Company or such Company Subsidiary or any subscription, option, warrant, commitment or right of any kind whatsoever with respect to any Company Capital Stock or security of such Company Subsidiary or any other security, instrument, rights or interest in the Company or such Company Subsidiary;

(iii) amended or proposed to amend its Organizational Documents;

(iv) merged or consolidated with or acquired any equity interest in any Person, or entered into an agreement with respect thereto; acquired or agreed to acquire any material assets, except for the purchase of inventory and supplies in the ordinary course of business and except for capital expenditures otherwise permitted hereunder; or made any loan or advance to, or otherwise made any investment in, any Person other than trade debt incurred in the ordinary course of business consistent with past practice;

(v) sold, encumbered or otherwise disposed of, or agreed to sell, lease (whether such lease is an operating or capital lease), encumber, assign or otherwise dispose of, any of its assets, other than sales of inventory or sales or returns of obsolete or surplus equipment in the ordinary course of business consistent with past practice;

(vi) authorized, recommended, proposed or announced an intention to adopt a plan of complete or partial liquidation or dissolution;

(vii) except as required by Law or any Company Employment Agreement, (A) paid or agreed to pay any pension, retirement allowance or other employee benefit to any director, officer, management employee or key employee of the Company or a Company Subsidiary, whether past or present; (B) entered into any new, or materially amended any existing, employment or severance or termination agreement with any Person; (C) become obligated under any new benefit plan or employee agreement that was not in existence on June 30, 2006 or amended any such plan or agreement in existence on such date if such amendment would have the effect of materially enhancing any benefits thereunder; (D) granted any general increase in compensation (including salary, bonus or other benefits) to employees of the Company or a Company Subsidiary; or (E) extended any loans or advances to any of its directors, officers, management employees or key employees of the Company or a Company Subsidiary, except advances to employees for expenses consistent with past practices;

(viii) (A) assumed or incurred any indebtedness for borrowed money except for indebtedness for borrowed money under the Company’s or any Company Subsidiary’s existing credit facility in the ordinary course of business; (B) guaranteed any Indebtedness; (C) issued or sold any debt securities or warrants or rights to acquire any debt securities; (D) guaranteed any debt obligations of any other Person; or (E) created any Lien on the property or assets of the Company or any Company Subsidiary;

(ix) except in the ordinary course of business consistent with past practice, (A) entered into any Material Contract; or (B) modified, rescinded, terminated, waived, released or otherwise amended in any material respect any of the terms or provisions of any Material Contract;

(x) except as required by GAAP or applicable Law, (A) permitted any change in (1) any practice or policy regarding pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Taxes for accounting, financial or tax purposes, or (2) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes; or (B) made any material Tax election or settled or compromised any material Tax liability with any Governmental Agency;

(xi) except consistent with past practice and as would not result in penalties or late charges or adversely affect the Company’s or any Company Subsidiary’s relationship with suppliers, delayed payment on or failed to pay when due the trade accounts payable or other recurring expenses of the Company or any Company Subsidiary;

(xii) incurred any capital expenditures in excess of $50,000 individually or $200,000 in the aggregate;

(xiii) paid, discharged or settled any claims, liabilities or obligations in excess of $25,000 individually or $50,000 in the aggregate;

(xiv) settled, released or forgiven any material claim or litigation or waived any right thereto;

(xv) except as consistent with past practices, filed any Tax Return or entered into any agreement with any Governmental Agency;

(xvi) waived or agreed to any extension of any limitations period in respect of Taxes;

(xvii) recorded or effectuated the transfer of record ownership of, or beneficial interest in, any Company Capital Stock;

(xviii) made any change in the lines of business in which the Company or a Company Subsidiary participates or is engaged; or

(xix) entered into any commitment to take any actions prohibited by this Section 3.22.

Section 3.23 Permits and Licenses. Schedule 3.23 of the Company Disclosure Letter sets forth a complete and correct list of all material licenses, franchises, permits, certificates, approvals or other similar authorizations affecting or relating in any way to the assets or business of the Company or any Company Subsidiary (the “Permits”). The Permits represent all of the Permits required in connection with the lawful operation of the Company’s and each Company Subsidiary’s business as presently conducted, and the Company or a Company Subsidiary owns, holds or possesses adequate right to use all Permits required in connection with the operation of its business as presently conducted. To the Company’s Knowledge, the Company and each Company Subsidiary is in compliance in all material respects with the terms of the Permits. The

Permits are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of the Permits is threatened. The Company has provided complete and correct copies of the Permits to Parent.

Section 3.24 Compliance with Laws. Except as set forth on Schedule 3.24, the Company and each Company Subsidiary is in compliance with all Laws applicable to it, except where such failure to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Company’s Knowledge, neither the Company nor any Company Subsidiary is under investigation by any Governmental Agency with respect to, has been threatened by any Governmental Agency to be charged with or given notice of any violation of, any applicable Law.

Section 3.25 Insurance. Set forth on Schedule 3.25 of the Company Disclosure Letter is a list of all insurance policies, including self-insurance programs, maintained by the Company and each Company Subsidiary (collectively, the “Insurance Policies”). To the Company’s Knowledge, each of the Insurance Policies is in full force and effect. The Company has delivered to Parent correct and complete copies of the Insurance Policies. There is no claim by the Company or any Company Subsidiary Pending under any of such Insurance Policies as to which the Company or such Company Subsidiary has received written notice that coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies. Except as set forth on Schedule 3.25 of the Company Disclosure Letter, all premiums due and payable under all the Insurance Policies have been paid and are not subject to renegotiation or retroactive adjustment. To the Company’s Knowledge, there is no threatened termination of, or premium increase with respect to, any Insurance Policies. The aggregate amount of the insurance reserves reflected on the Company Balance Sheet are adequate to cover all of the costs and liabilities for claims under the Insurance Policies as of August 25, 2006.

Section 3.26 Absence of Certain Practices. Since January 1, 2004, neither the Company or any Company Subsidiary, on the one hand, nor any officer, employee or agent of the Company or any Company Subsidiary, or any other Person acting on their behalf, on the other hand, has directly or indirectly given or agreed to give any payment, gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business or operations of the Company or a Company Subsidiary (or assist the Company or Company Subsidiary in connection with any actual or proposed transaction relating to its business and operations), (a) that subjected or might subject the Company or Company Subsidiary to any damage or penalty in any criminal or governmental litigation or proceeding, or (b) that in case of a payment made directly or indirectly to an official or employee of any Governmental Agency, constitutes an illegal bribe or kickback (or if made to an official or employee of a foreign government, is unlawful under the Foreign Corrupt Practices Act of 1977) or, in the case of a payment made directly or indirectly to a Person other than an official or employee of a government or Governmental Agency, constitutes an illegal bribe, illegal kickback or other illegal payment under any law of the United States or under the law of any state that subjects the payor to a criminal penalty or the loss of a license or privilege to engage in a trade or business or the termination of a Customer Contract.

Section 3.27 Conflicts of Interest. Except as set forth on Schedule 3.27 of the Company Disclosure Letter, to the Company’s Knowledge no holder of Company Capital Stock,

director, officer or key employee of the Company or any relative or affiliate of any of the foregoing: (a) has any pecuniary interest in any supplier or customer of the Company or any Company Subsidiary or in any other business with which the Company or any Company Subsidiary conducts business or with which the Company or any Company Subsidiary is in competition; (b) has any interest in any property or assets used by the Company or any Company Subsidiary; or (c) has any contractual or other claim, express or implied, of any kind whatsoever against the Company or any Company Subsidiary in connection with the business of the Company or any Company Subsidiary.

Section 3.28 Customers. Except as set forth on Schedule 3.28 of the Company Disclosure Letter, none of the Company’s or a Company Subsidiary’s ten largest customers (based on revenue recognized for the twelve-month period ended December 31, 2005), has (a) since January 1, 2006, canceled or otherwise terminated, or, to the Company’s Knowledge, threatened to cancel or otherwise terminate, its relationship with the Company or such Company Subsidiary, or (b) between January 1, 2006 and the date of this Agreement decreased by more than ten percent (10%) (based on amounts paid or payable for the same period in the prior fiscal year) or, to the Company’s Knowledge, threatened or indicated its intent to decrease or limit by more than ten percent (10%) (based on amounts paid or payable for the same period in the prior fiscal year), the dollar amount of its business with the Company or such Company Subsidiary. Neither the Company nor any Company Subsidiary has been notified in writing, or to the Company’s Knowledge notified orally, by any customer of the Company that the transactions contemplated by this Agreement will adversely affect the relations of the Company or such Company Subsidiary with such customers.

Section 3.29 Discontinued Operations. Schedule 3.29 of the Company Disclosure Letter accurately describes any legal entities that since December 31, 2003 have been dissolved, discontinued, sold, transferred or otherwise disposed of by the Company or any Company Subsidiary.

Section 3.30 Indemnification Claims. There are no Pending claims for indemnification in connection with or arising out of the sale of assets by the Company and its Company Subsidiaries to Applied pursuant to that certain Asset Purchase Agreement (the “Applied Purchase Agreement”) by and between the Company and Applied dated as of June 28, 2005 (the “Applied Sale”) or, to the Company’s Knowledge, threatened against, affecting or involving the Company.

Section 3.31 No Bulk Sales. There are no bulk sales laws applicable to the Purchase Transaction.

Section 3.32 Brokers’ and Finders’ Fees. Neither the Company nor any Owner has incurred, directly or indirectly, or will incur any obligation to pay any investment banking, brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.33 Company Status. Company: (a) is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (b) is acquiring the Note for investment and for the Company’s own account and not with a view to, or for resale in connection with, any distribution in violation of the Securities Act; (c) understands that neither the Note nor the Conversion Shares have been registered under the Securities Act or under any state securities or blue sky laws, and, as a result thereof, is subject to substantial restrictions on transfer; (d) acknowledges that, to the extent such Conversion Shares to be received by the Company are certificated, appropriate legends will be placed on such Conversion Shares stock certificate indicating the restrictions on transfer of such securities; and (e) acknowledges that such Conversion Shares must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities or blue sky laws, or sold or otherwise transferred pursuant to exemptions from registration under the Securities Act or such laws, and that Parent has no obligation to register such Conversion Shares, except as set forth in the Registration Rights Agreement.

Section 3.34 Disclosures. No representation or warranty made by the Company in this Agreement or in any document delivered in connection herewith, nor any statement or disclosure in the disclosure schedules relating to this Article III, contains any untrue statement of material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

As a material inducement to the Company to enter into this Agreement and consummate the Purchase Transaction, subject to the disclosures set forth in the disclosure letter delivered to the Company concurrently with the parties execution of this Agreement (the “Parent and Buyer Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article IV to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Parent and Buyer to the Company under this Article IV), Parent and Buyer, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization and Standing. Each of Parent and Buyer is a corporation duly incorporated, in good standing and having a legal corporate existence under the laws of the State of Delaware and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2 Capitalization.

(a) Schedule 4.2(a) of the Parent and Buyer Disclosure Letter sets forth (i) the authorized capital stock of the Parent (the “Parent Capital Stock”), (ii) the number and kind of issued and outstanding shares of Parent Capital Stock, and (iii) the record and beneficial holder of the outstanding shares of Parent Capital Stock. All of the outstanding Parent Capital Stock is duly authorized, validly issued, fully paid and non-assessable and is not subject to, and has not been issued in violation of, any preemptive or other similar rights. None of the Parent Capital Stock was issued in violation of any applicable federal or state securities laws or any other applicable Law.

(b) Except as set forth on Schedule 4.2(b) of the Parent and Buyer Disclosure Letter, (i) there are no outstanding agreements, subscriptions, commitments, options, warrants, calls or other rights to acquire from the Parent, or other obligations or understandings or arrangements of the Parent to issue, at any time, or upon the occurrence of any event, to any Person any interest in any Parent Capital Stock or any other security of or rights in the Parent or security of such Subsidiary, whether or not presently issued or outstanding; and (ii) there exists no rights of first refusal or any other preemptive right in the Parent’s or any subsidiary of the Parent, Organizational Documents or any other agreement, in each case with respect to any Parent Capital Stock or any other security of or interest in the Parent or any security of or interest in any such Subsidiary.

Section 4.3 Authority; Enforceability. Each of Parent and Buyer has the full legal right, power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which Parent or Buyer is a party has been duly executed by Parent and Buyer, as applicable, and upon approval of the stockholders of Parent, which Parent shall obtain prior to Closing, shall constitute the valid, legal and binding obligations of Parent and Buyer, as applicable, enforceable against Parent and Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or in law). All corporate action on the part of the Parent’s directors and stockholders necessary for the authorization, issuance, reservation for issuance and delivery of all of the Conversion Shares has been taken or will be taken prior to Closing.

Section 4.4 Valid Issuance of Stock. The Conversion Shares, when issued pursuant to the terms of the Note, will be duly authorized and validly issued, fully paid and nonassessable. Parent have complied and will comply with all applicable federal and state securities laws in connection with the issuance of the Conversion Shares.

Section 4.5 No Violation. The execution and delivery and performance of this Agreement and the Transaction Documents to which Parent or Buyer is a party and the consummation of the transactions contemplated hereby and thereby do not or will not (a) violate or conflict with any provision of the Organizational Documents of Parent or Buyer, (b) violate, conflict with or result in a breach of the terms or conditions or provisions of, or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under or result in or give rise to a right of termination, modification, acceleration or cancellation of any obligation under any material contract to which Parent or Buyer is a party or by which Parent’s or Buyer’s assets are bound or affected, (c) result in any violation of Laws applicable to Parent or Buyer, or (d) result in the creation or imposition of a Lien on any of Parent’s or Buyer’s assets.

Section 4.6 Consents. Except as set forth on Schedule 4.6, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Agency or any other Person, including a party to a material contract with Parent or Buyer, is required by or with respect to Parent or Buyer in connection with the execution and delivery of this Agreement or the Transaction Documents to which Parent or Buyer is a party or consummation of the transactions contemplated hereby or thereby.

Section 4.7 Legal Matters. There is no suit, action, arbitration, administrative or other proceeding, governmental or otherwise, pending against, or, to Parent’s Knowledge, threatened against Parent or Buyer before any court or arbitrator or any Governmental Agency, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Buyer, as applicable, or the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement.

Section 4.8 Financial Statements. Attached as Schedule 4.8 of the Parent and Buyer Disclosure Letter are copies of the consolidated balance sheet of Parent as of December 31, 2005 and the related consolidated statements of income, cash flows and stockholder’s equity for the period then ended, as audited by PricewaterhouseCoopers, LLP, and the unaudited consolidated balance sheet of Parent as of July 31, 2006 and the related statements of income and cash flows for the seven-month period then ended (collectively, the “Parent Financial Statements,” and the balance sheet of Parent at July 31, 2006, the “Parent Balance Sheet”). Except as set forth on Schedule 4.8 of the Parent and Buyer Disclosure Letter, the Parent Financial Statements (including any related notes thereto) (a) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby and are complete, (b) fairly present, in all material respects, the financial condition and results of operations of Parent and its subsidiaries, as of the respective dates thereof and for the respective periods covered thereby, and (c) have been prepared from, and are in accordance with, the books and records of Parent and its subsidiaries.

Section 4.9 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 4.9 of the Parent and Buyer Disclosure Letter or to the extent reflected on the Parent Balance Sheet, there are no liabilities or obligations of any nature (whether direct or indirect, matured or unmatured, liquidated or unliquidated, absolute, accrued, contingent or otherwise) of the Parent or any Parent Subsidiary that would be required to be accrued for or otherwise reflected on a balance sheet or on the accompanying notes thereto, if such balance sheet and accompanying notes were included in financial statements prepared in accordance with GAAP, except for liabilities or obligations incurred after the Parent Balance Sheet Date in the ordinary course of business, none of which ordinary course liabilities, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any Parent Subsidiary has guaranteed or is otherwise primarily or to the Parent’s Knowledge secondarily liable, in respect of any obligation or liability of any other Person, except to the extent disclosed in the Parent Financial Statements.

Section 4.10 No Adverse Development. Since December 31, 2005, there has not been any event, circumstance, state of affairs, condition or development that has had or would reasonably be expected to have a Material Adverse Effect on the Parent.

Section 4.11 Actions Since June 30, 2006. Since June 30, 2006, except as otherwise provided in this Agreement or in connection with the transactions contemplated hereby, (a) the Parent and each Parent Subsidiary has carried on its business in the usual, regular and ordinary course consistent with past practices (including, without limitation, collection of accounts receivables and payment of accounts payables) and has used all reasonable efforts to (i) preserve intact its business organization and goodwill, (ii) retain the services of its current officers and key employees, and (iii) preserve its relationships with customers, suppliers and others having business dealings with it and (b) except as set forth on Schedule 4.11 of the Parent and Buyer Disclosure Letter, neither the Parent nor any Parent Subsidiary has:

(i) (A) declared or paid any dividends on or made other distributions in respect of any Parent Capital Stock or securities of such Parent Subsidiary or set aside funds therefor; (B) split, combined or reclassified any Parent Capital Stock or securities of such Parent Subsidiary or issued, authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for, any Parent Capital Stock or securities of such Parent Subsidiary; or (C) repurchased or otherwise acquired any Parent Capital Stock or securities of any Parent Subsidiary;

(ii) issued any Parent Capital Stock or securities in such Parent Subsidiary or any other security, instruments, rights or interests in the Parent or such Parent Subsidiary or any subscription, option, warrant, commitment or right of any kind whatsoever with respect to any Parent Capital Stock or security of such Parent Subsidiary or any other security, instrument, rights or interest in the Parent or such Parent Subsidiary;

(iii) amended or proposed to amend its Organizational Documents;

(iv) merged or consolidated with or acquired any equity interest in any Person, or entered into an agreement with respect thereto; acquired or agreed to acquire any material assets, except for the purchase of inventory and supplies in the ordinary course of business and except for capital expenditures otherwise permitted hereunder; or made any loan or advance to, or otherwise made any investment in, any Person other than trade debt incurred in the ordinary course of business consistent with past practice;

(v) sold, encumbered or otherwise disposed of, or agreed to sell, lease (whether such lease is an operating or capital lease), encumber, assign or otherwise dispose of, any of its assets (including any Parent Capital Stock, other securities of the Parent or any Parent Subsidiary or Intellectual Property), other than sales of inventory or sales or returns of obsolete or surplus equipment in the ordinary course of business consistent with past practice;

(vi) authorized, recommended, proposed or announced an intention to adopt a plan of complete or partial liquidation or dissolution;

(vii) (A) assumed or incurred any indebtedness for borrowed money except for indebtedness for borrowed money under the Parent’s or any Parent Subsidiary’s existing credit facility in the ordinary course of business; (B) guaranteed any indebtedness; (C) issued or sold any debt securities or warrants or rights to acquire any debt securities; (D) guaranteed any debt obligations of any other Person; or (E) created any Lien on the property or assets of the Parent or any Parent Subsidiary;

(viii) except as required by GAAP or applicable Law, (A) permitted any change in (1) any practice or policy regarding pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Taxes for accounting, financial or tax purposes, or (2) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes; or (B) made any material Tax election or settled or compromised any material Tax liability with any Governmental Agency;

(ix) except consistent with past practice and as would not result in penalties or late charges or adversely affect the Parent’s or any Parent Subsidiary’s relationship with suppliers, delayed payment on or failed to pay when due the trade accounts payable or other recurring expenses of the Parent or any Parent Subsidiary;

(x) settled, released or forgiven any material claim or litigation or waived any right thereto;

(xi) except as consistent with past practices, filed any Tax Return or entered into any agreement with any Governmental Agency;

(xii) waived or agreed to any extension of any limitations period in respect of Taxes;

(xiii) recorded or effectuated the transfer of record ownership of, or beneficial interest in, any Parent Capital Stock; or

(xiv) made any change in the lines of business in which the Parent or a Parent Subsidiary participates or is engaged.

Section 4.12 Tax Returns and Payments. Parent and Parent Subsidiaries have timely filed (taking into account extensions of time to file) or caused to be filed all federal, state, local and foreign Tax Returns and reports required to be filed. All tax returns and reports of the Parent and Parent Subsidiaries are, to the Parent’s Knowledge, true and correct in all material respects. Parent has paid all taxes and other assessments due by Parent and Parent Subsidiaries. No deficiency assessment with respect to, or proposed adjustment of, the Parent’s taxes or tax returns is pending, or to the Parent’s Knowledge, threatened.

Section 4.13 Intellectual Property.

(a) Parent or a Parent Subsidiary owns, free and clear of all security interests, or has the valid right to use all Intellectual Property currently used by it in or necessary to conduct its business (“Parent Intellectual Property”). Parent Intellectual Property may be used by Parent in its business as such business is currently conducted and as currently proposed to be conducted. To Parent’s Knowledge, no other person or entity is infringing, violating or misappropriating any of the Parent Intellectual Property.

(b) To Parent’s Knowledge, none of the activities or business conducted by Parent infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of), and to Parent’s Knowledge, none of the activities or businesses proposed to be conducted by Parent will infringe, violate or constitute a misappropriation of, any Intellectual Property of any other person or entity. Parent has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and to the Knowledge of Parent, there is no basis for any such complaint, claim or notice.

(c) Parent has made available to the Company a schedule of each (i) patent that has been issued or assigned to Parent or a Parent Subsidiary with respect to any Parent Intellectual Property, (ii) pending patent application that Parent or a Parent Subsidiary has made with respect to any of its Intellectual Property, (iii) any copyright or trademark registration or application with respect to Parent’s Intellectual Property, and (iv) license or other agreements pursuant to which Parent or a Parent Subsidiary has granted any material rights to any third party with respect to any of its Intellectual Property.

(d) Parent has taken reasonable precautions (i) to protect its rights in the Parent Intellectual Property and (ii) to maintain the confidentiality of its trade secrets, know-how and other confidential Intellectual Property, and to Parent’s Knowledge, there have been no acts or omissions (other than those made based on reasonable, good faith business decisions) by the officers, directors, stockholders and employees of Parent the result of which would be to materially compromise the rights of Parent to apply for or enforce appropriate legal protection of Parent’s Intellectual Property.

(e) Except as set forth on Schedule 4.13(e) of the Parent and Buyer Disclosure Letter, all of Parent’s Intellectual Property has been created by employees of Parent or a Parent Subsidiary within the scope of their employment by Parent or such Parent Subsidiary or by independent contractors of Parent or a Parent Subsidiary who have executed agreements expressly assigning all right, title and interest in such Intellectual Property to Parent or such Parent subsidiary. Except as set forth on Schedule 4.13(e) of the Parent and Buyer Disclosure Letter, no portion of Parent’s Intellectual Property was jointly developed with any third party.

Section 4.14 Insurance. Parent has in full force and effect fire, casualty and liability insurance policies, in such amounts (subject to reasonable deductibles) as are carried by similarly situated companies.

Section 4.15 Stockholder Agreements. Other than that certain Stockholders Agreement dated as of July 26, 2004 by and among the Parent and certain of its current stockholders or as set forth on Schedule 4.15, (a) the Parent is not a party or subject to any voting agreement or understanding and, to the Parent’s Knowledge, there is no other agreement or understanding between any Persons and/or entities that affects or relates to the voting or giving of written consents with respect to any security of the Parent, (b) the Parent is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities nor is the Parent obligated to register or qualify any such securities under any state securities or blue sky laws and (c) the Parent is not a party to any agreement with its stockholders relating the right of the Parent’s stockholders to participate in issuances of stock by Parent or sales by other stockholders of the Parent.

Section 4.16 Subsidiaries; Joint Ventures; Discontinued Operations. Set forth on Schedule 4.16 of the Parent and Buyer Disclosure Letter is a complete and correct list of all subsidiaries of the Parent and all subsidiaries of such subsidiaries of the Parent (each, a “Parent

Subsidiary” and collectively, the “Parent Subsidiaries”). The Parent or a Parent Subsidiary directly owns all of the issued and outstanding equity of each Parent Subsidiary listed on Schedule 4.16 of the Parent and Buyer Disclosure Letter.

Section 4.17 Interested Party Transactions. Except as set forth on Schedule 4.17 of the Parent and Buyer Disclosure Letter, to Parent’s Knowledge no officer or director of Parent or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to Parent any goods, property, technology, intellectual or other property rights or services; or (b) any contract, agreement or arrangement related to material indebtedness of or to Parent.

Section 4.18 Contracts.

(a) For purposes of this Agreement, “Parent Material Contract” shall mean any Contract that constitutes or contains any of the following:

(i) each Contract with the ten largest customers of Parent based on revenues recognized by Parent or a Parent Subsidiary for the twelve-month period ended December 31, 2005 (the “Parent Material Customer Contracts”);

(ii) any Contract with a supplier or provider of raw materials, equipment, inventory, commodity, services or other materials, equipment or fixed assets used by the Parent or a Parent Subsidiary in its business involving in the case of any such Contract more than $100,000 during the twelve-month period ended June 30, 2006;

(iii) any Contract that contains a covenant restricting the ability of the Parent or a Parent Subsidiary (or which, following the consummation of the Purchase Transaction, would reasonably be expected to restrict the ability of Parent or any a Parent Subsidiary or affiliates) to compete with any Person or engage in any business or activity in any geographic area or pursuant to which any benefit is required to be given or lost as a result of such competing or engaging;

(iv) any Contract that contains any express or implied warranties or obligation or liability by the Parent or a Parent Subsidiary for replacement thereof or other damages in connection therewith in an amount in excess of $100,000;

(v) any lease with respect to real property;

(vi) any loan, guarantee or similar agreement relating to the borrowing of money from, or extension of credit to, any other Person in excess of $25,000;

(vii) any Contract that obligates Parent or a Parent Subsidiary to obtain all or a substantial portion of its requirements for any goods or services from, or, except for Parent Material Customer Contracts, supply all or a substantial portion of the requirements for any goods or services of, any other Person;

(viii) any other Contract involving a possible liability or obligation on the part of the Parent or a Parent Subsidiary of at least $100,000 in any year.

(b) Except as set forth on Schedule 4.18 of the Parent and Buyer Disclosure Letter:

(i) each Parent Material Contract is the valid, legal and binding obligation of the Parent, is in full force and effect and, to Parent’s Knowledge, is enforceable against the other parties thereto, in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or in law);

(ii) Parent is not in material breach or default under any Parent Material Contract, and, to the Parent’s Knowledge, no other party is in material breach or default thereunder;

(iii) Parent has not received a written or oral notice of any event or condition that with the passage of time, would constitute a material default by the Parent under any Parent Material Contract;

(iv) Parent has not received a written or oral notice, or advice of termination, modification, acceleration, cancellation, nonrenewal or material adverse price adjustment of any Parent Material Contract; and

(v) Parent has met any and all performance guarantees due prior to the date of this Agreement which is made in any Parent Material Customer Contracts.

(c) Schedule 4.18 of the Parent and Buyer Disclosure Letter contains a complete and correct list of all Parent Material Contracts.

Section 4.19 Environmental Matters. To Parent’s Knowledge, no violation or violations by Parent, Parent Subsidiaries or their respective employees or agents with respect to any Environmental Laws that in the aggregate would have a Material Adverse Effect on Parent, and to Parent’s Knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No action, proceeding, permit revocation, writ, injunction or claim is pending or, to Parent’s Knowledge, threatened concerning Parent facilities and Parent is not aware of any fact or circumstance that could involve the Parent or any Parent Subsidiary in any environmental litigation or impose any material environmental liability upon the Parent or any Parent Subsidiary. To Parent’s Knowledge, no Hazardous Substance is present on any Parent facility and no reasonable likelihood exists that any Hazardous Substance present on other property will come to be present on a Parent facility. To Parent’s Knowledge, there are no underground storage tanks, asbestos or PCBs present on any Parent facility.

Section 4.20 Brokers’ and Finders’ Fees. Neither Parent nor Buyer has incurred, directly or indirectly, or will incur any obligation to pay any investment banking, brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.21 Disclosures. No representation or warranty made by Parent or Buyer in this Agreement or in any document delivered in connection herewith, nor any statement or disclosure in the disclosure schedules relating to this Article IV, contains any untrue statement of material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V.

EXPIRATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 5.1 Expiration of Representations and Warranties. All of the representations and warranties of Sellers, Parent and Buyer set forth in this Agreement shall not survive Closing and shall instead terminate and expire at the Closing; provided, however, the representations and warranties contained in Sections 3.2, 3.32, 3.33, 4.2 and 4.4, such representations and warranties shall survive the Closing Date until May 15, 2008. Exceptions or qualifications to any warranties or representations contained in the text thereof or schedules thereto shall not be construed as exceptions or qualifications to any other warranty or representation. Neither the period of survival nor the liability of the Company, on the one hand, or Parent or Buyer, on the other hand, with respect to any representations and warranties made by such party, or on behalf of such party, in this Agreement or the Transaction Documents shall be reduced or barred by any investigation made at any time before or after Closing by or on behalf of such party. If written notice of a Claim or Third Party Claim has been given prior to the expiration of the survival period for the applicable representation and warranty by a party in whose favor such representation and warranty has been made to the party that made such representation and warranty, then the relevant representation and warranty shall survive as to such Claim or Third Party Claim until such Claim or Third Party Claim has been finally resolved. For the avoidance of doubt, nothing in this Section 5.1 shall limit the responsibility of the Company to be responsible for all Indemnifiable Liabilities and for the Company to indemnify for any Damages relating to any Indemnifiable Liabilities, even if an Indemnifiable Liability was the subject of a representation and warranty with respect to which a claim for indemnification could no longer be made.

Section 5.2 Intentional Misrepresentation and Fraud. Notwithstanding anything to the contrary contained in Section 5.1, the limitations set forth in Section 5.1 shall not apply in the case of claims based upon intentional misrepresentation or fraud; provided, however, that the liability of Sellers, on the one hand, and Buyer and Parent, on the other hand, for claims relating to misrepresentation or fraud in connection with the representations and warranties of Sellers or Buyer and Parent, as the case may be, shall be limited in the aggregate to the Purchase Price.

ARTICLE VI.

COVENANTS AND AGREEMENTS

Section 6.1 Agreement to Cooperate. Each of the parties shall use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done, all things necessary, proper or advisable to consummate the Purchase Transaction and make effective the transactions contemplated by this Agreement and the Transaction Documents.

Section 6.2 Access to Information. During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement or Closing, the Company shall give to Buyer and Parent and each of their agents reasonable access, during normal business hours, as Parent and Buyer may reasonably request to all of the properties and assets of the Company (except with respect to the Excluded Assets) and to its documents, books and records relating to its current and past operations and business (except with respect to the Excluded Assets), and shall permit Buyer and Parent and each of their agents to make copies thereof, which copies shall be returned to the Company or immediately destroyed in the event the transaction contemplated by this Agreement is not consummated.

Section 6.3 Additional Affirmative Covenants of the Company. During the period from the date of this Agreement and continuing until the earlier of Closing or the termination of this Agreement, except as otherwise permitted by this Agreement:

(a) the Company and each Company Subsidiary shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (including, without limitation, collection of accounts receivables and payment of accounts payables); and

(b) the Company and each Company Subsidiary shall use commercially reasonable efforts to (i) preserve the assets of the Company and each Company Subsidiary, (ii) retain the services of the Company’s and each Company Subsidiary’s employees (subject to performance and other standards), (iii) preserve its relationships with customers under the Customer Contracts and suppliers and others having business dealings with the Company and each Company Subsidiary, (iv) maintain supplies and inventories of the business in quantities consistent with its customary business practice, (v) keep in effect insurance insuring the business of the Company and each Company Subsidiary and the assets of the Company and each Company Subsidiary comparable in amount and scope of coverage to that currently maintained, and (vi) maintain in effect all existing material Permits.

Section 6.4 Negative Covenants of the Company. Between the date of this Agreement and the earlier of Closing or the termination of this Agreement, except to the extent that Parent shall otherwise consent in writing, neither the Company nor any Company Subsidiary shall do any of the following, except as otherwise permitted by this Agreement:

(a) acquire or agree to acquire any assets or securities of any third party;

(b) except with respect to the Excluded Assets, sell, encumber or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of the assets of the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(c) sell or otherwise grant or issue Company Capital Stock or any security of a Company Subsidiary or rights convertible into, exchangeable for or exercisable to purchase any Company Capital Stock or security of a Company Subsidiary;

(d) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(e) except as may be required by Law or as otherwise contemplated by this Agreement, (i) pay or agree to pay any pension, retirement allowance or other employee benefit to any employee of the Company or a Company Subsidiary, whether past or present; (ii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any Person relating to the business of the Company or any Company Subsidiary; (iii) become obligated under any new benefit plan or employee agreement relating to the business of the Company that was not in existence on the date of this Agreement or amend any such plan or agreement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder; (iv) grant any general increase in compensation (including salary, bonus and other benefits) to employees of the Company or any Company Subsidiary; or (v) extend any loans or advances to any employees of the Company or any Company Subsidiary;

(f) create any Lien on the assets of the Company or any Company Subsidiary;

(g) modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any Customer Contract, other than in the ordinary course business consistent with past practice;

(h) pay, lend or advance any amount to, or enter into any agreement or arrangement involving the business of the Company or any Company Subsidiary with, any of its affiliates, other than in the ordinary course of business consistent with past practice;

(i) accelerate the collection of accounts receivable of the Company or any Company Subsidiary;

(j) settle, release or forgive any claim or litigation relating to the Company or any Company Subsidiary or waive any right thereto;

(k) make any material change in the business of the Company or any Company Subsidiary or enter into any transaction with respect to the business of the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practices;

(l) enter into any commitment to take any actions prohibited by this Section 6.4; or

(m) take any other action that would cause any of the representations and warranties made by the Company in this Agreement not to remain true and correct such that the condition in Section 10.2(b) would not be satisfied.

Section 6.5 Supplemental Contracts. The parties acknowledge that the Company was unable to locate copies of each of the Assumed Contracts listed on Schedule 6.5 attached hereto (the “Supplemental Contracts”), and as a result, such Supplemental Contracts were not provided to Parent or Buyer by the Company prior to the execution of this Agreement. Between the signing of this Agreement and the Closing, the Company shall use commercially reasonable best efforts to locate the Supplemental Contracts, and if located, will provide copies of the Supplemental Contracts to the Parent and Buyer. Prior to Closing, Buyer shall determine which Supplemental Contracts are to be removed from, added to, or remain on, Schedule 1.1(f), with Buyer’s agreement to assume a Supplemental Contract not to be unreasonably withheld.

Section 6.6 Announcements. None of Parent, Buyer or the Company or any of their representatives or shareholders will disclose to any Person the contents of this Agreement other than to their respective stockholders, directors, advisors, partners, agents, financing sources and employees, except as required by Law or except with the prior written consent of the other parties hereto; provided, however, this Section shall not apply to any meetings with the Company’s employees or customers that Parent undertakes with the Company’s permission. None of Parent, Buyer or the Company or their shareholders shall make any public announcement about the transactions contemplated by this Agreement, except that Parent and the Company shall be permitted to make a public announcement with respect to the transaction after Closing.

Section 6.7 Payment of Taxes. Prior to Closing, the Company and each Company Subsidiary shall pay any and all Taxes required to be paid by the Company or any Company Subsidiary on or prior to the Closing Date (without regard to any extensions of time for payment) of which the Company has Knowledge, including without limitation payroll, social security, unemployment compensation, sales or use Taxes and including any and all Taxes incurred in connection with the Applied Sale. In addition, the Company shall adequately reserve and reflect on the Closing Balance Sheet any and all Taxes of the Company and each Company Subsidiary (other than federal, state or local income or franchise taxes) with respect to all periods up to and including the Closing Date that are not yet required to be paid of which the Company has Knowledge.

Section 6.8 Transfer Taxes. The Company shall pay when due any sales, transfer, excise, or other taxes which may be imposed in any jurisdiction in connection with or arising from the sale and transfer of any of the Acquired Assets to Buyer.

Section 6.9 Employees. Buyer or Parent currently expect to employ a majority of the employees of the Company following the Closing. The Company agrees to take no action that would interfere with such employment by Buyer or Parent. The Company shall terminate the employment on the Closing Date of such employees whom Buyer or Parent determine to employ following the Closing Date (collectively, the “Transferred Employees”). Nothing in this Agreement is intended to confer upon any employee of the Company any rights or remedies, including, without limitation, any rights of employment of any nature or kind whatsoever.

Section 6.10 Storage of Air Products Equipment. As part of the Purchase Transaction, Buyer is assuming the lease for certain real property located at 8455 Westpark Street, Boise, Idaho (“8455”) as an the Assumed Contract included on Schedule 1.1(f). Included as item      on Schedule 1.2 as an Excluded Asset is certain Air Products-related equipment currently being stored at 8455 (the “Air Products Equipment”). The Company intends to sell and transfer the Air Products Equipment to an undetermined third party. For a period of six months following the Closing, Buyer agrees to permit the Company to continue to keep the Air Products Equipment at 8455, without rent or storage charges. The Company shall, however, be responsible, at its cost, for maintaining insurance on the Air Products Equipment, and Buyer shall not be responsible for any loss or damage to the Air Products Equipment. Following the

Closing, in the event that the Company requires assistance with the relocation of the Air Products Equipment in connection with its sale, or otherwise, Buyer shall endeavor to use reasonable efforts to assist the Company with such relocation; provided, however, that the Company shall reimburse the Buyer for commercially reasonable out-of-pocket expenses borne by the Buyer in connection with such relocation.

Section 6.11 Books and Records. Parent and Buyer agree to preserve and make available to the Company and its authorized representatives, upon reasonable notice during normal business hours, for review and copying without charge, all of the books records transferred by the Company to Buyer pursuant to this Agreement that the Company may reasonably request to review and that are relevant to (a) any tax audits or tax filings of the Company or any Company Subsidiary, (b) the wind-down or dissolution of the Company or any Company Subsidiary and (c) any litigation proceedings or government investigations (including, but not limited to, export compliance matters) relating to the Company or any Company Subsidiary. Buyer shall use commercially reasonable efforts to preserve such books and records in accordance with its document retention policy from time to time, and shall notify the Company prior to destroying any such books and records.

Section 6.12 Intel Escrow. One of the Assumed Contracts listed on Schedule 1.1(f) is that certain agreement between Intel Corporation (“Intel”) and the Company titled “Amendment No. 9 To Intel Purchase Agreement – Capital Equipment and Service No. C-05336-R Between Intel and the Company” (the “Intel Bulk-Buy Agreement”), pursuant to which the Company has agreed to grant rebates to Intel based on the quantity of spare parts purchased from the Company during calendar year 2006. In connection with the Intel Bulk-Buy Agreement, Intel and the Company entered into an escrow agreement (the “Intel Escrow Agreement”) that is also an Assumed Contract listed on Schedule 1.1(f) with Idaho Trust National Bank (“Idaho Trust”) which is acting as the escrow agent (the “Intel Escrow”). Prior to the Closing, the Company will deliver to Buyer an accounting of the aggregate amount of rebates (including interest and any other earnings from investments) held in the Intel Escrow as of the Closing (the “Intel Rebate”), which accounting shall be verified by Idaho Trust. On or prior to January 15, 2007, Buyer shall provide to the Company a cash amount payable to the Company equal to the aggregate of (a) the Intel Rebate and (b) any other interest and other earning from investments earned on the amount set forth in the Intel Rebate between the Closing and January 15, 2007 that under the Escrow Agreement is not payable to Intel.

Section 6.13 Change of Name. The Company hereby covenants that as promptly as practicable following the Closing, the Company shall cause to be prepared and filed with the appropriate agency such documents as are required to change the Company’s name to a name which is different from, and not confusingly similar to, the trade names and trademarks comprising a portion of the Acquired Assets being purchased hereunder.

Section 6.14 Website Transfer. The Company will cooperate with Buyer in the re-registration of all of its respective domain names, including without limitation, providing all such information and verification as the registrant of commercial domain names may reasonably require and, if necessary, maintaining their existing websites on behalf of Buyer until Buyer is ready to operate such websites itself, but in any event, not longer than three months from Closing.

Section 6.15 Acquisition Proposals. From the date hereof through the earlier of Closing or the termination of this Agreement, the Company shall not sell or otherwise transfer any of the capital stock of the Company to any other Person or, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, any person or group of persons (other than Buyer and Parent) concerning any acquisition of an equity interest in, or in a merger, consolidation, liquidation, dissolution, disposition of assets (other than sales of assets as specifically permitted pursuant to this Agreement) of the Company or any disposition of any of the Company Capital Stock (each, an “Acquisition Proposal”), or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing. The Company shall promptly communicate to Buyer and Parent the terms of any Acquisition Proposal which the Company or, if known by the Company, any Owner, receives. The Company represents and warrants to Buyer and Parent that none of the Company, the Owners or any of their Affiliates has incurred any obligation to any potential acquiror that would be violated by reason of the execution, delivery and consummation of this Agreement.

ARTICLE VII.

RESTRICTIVE COVENANTS

Section 7.1 Company and Parent Confidential Information.

(a) Each Seller recognizes and acknowledges that such Seller and its respective officers, directors, partners, shareholders, employees and agents, has had access to certain Company Confidential Information. Each Seller expressly acknowledges that the Company Confidential Information is considered by Parent and Buyer to be unique assets, access to and knowledge of which are essential to preserve the goodwill and going business value of the Acquired Assets for the benefit of Parent and Buyer and Parent’s and Buyer’s existing and future subsidiaries and affiliates (each of the foregoing, including, without limitation, Parent and Buyer individually, an “Akrion Company”). In recognition of this fact, each Seller agrees that, for a period of five years from the Closing Date, such Seller will use good faith efforts to preserve, as confidential, all Company Confidential Information, and that such Seller will not, for any reason or purpose whatsoever, use, publish, remove, copy or disclose to any party any of such Company Confidential Information without the express authorization of Parent.

(b) For purposes of this Agreement, “Company Confidential Information” shall mean any and all:

(i) information, however documented (including oral disclosure), concerning the Company’s and the Company Subsidiaries’ business and affairs, including: data, know-how, and ideas; past, current and planned research and development, customer lists, products, contracts and billing histories; current and anticipated customer requirements and specifications; price and cost information; market studies; business plans and methods; computer software and programs; plans and projections for business opportunities for new or developing business; historical financial statements; financial projections and budgets; historical and projected sales; capital spending budgets and plans; the names and backgrounds of key personnel; commissions and salaries paid to personnel; personnel training and techniques and materials; types and kinds of materials used by the Company or a Company Subsidiary; types of supplies and costs thereof; and any other information, however documented (including oral disclosure), that a Seller or an Akrion Company treats or designates as confidential or proprietary information or that is a trade secret within the meaning of applicable trade secret law; and

(ii) notes, analyses, compilations, studies, summaries and other material prepared by or for a Seller, containing or based on, in whole or in part, any information included in material prepared by or for a Seller containing, or based on, in whole or in part, any information included in the foregoing.

Notwithstanding the foregoing, Company Confidential Information shall not include information that is (A) in the public domain other than as a result of a breach of this Section 7.1, (B) required to be disclosed in any Tax Return, (C) required to be produced by a Seller under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon issuance of any such order or subpoena, such Seller shall promptly notify Parent and shall provide Parent with an opportunity (if then available) to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Company Confidential Information (or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Company Confidential Information), any of the forgoing in this proviso to be at Parent’s expense, (D) reasonably disclosed in the course of any dispute with Parent or Buyer relating to the transactions contemplated in this Agreement or (E) solely related to the Excluded Assets or the Excluded Liabilities.

Section 7.2 Agreement Not to Compete. Each Seller agrees that for a period of five years from the Closing Date it shall not, directly or indirectly (whether for compensation or otherwise), engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise), be financially interested in, or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, or provide any services as a consultant for, any business in the United States that is involved in the Business; provided, however, nothing contained herein shall prevent the Company from holding for investment no more than one percent of any class of equity securities of a company whose securities are publicly traded.

Section 7.3 Non-Interference.

(a) For a period of five years from the Closing Date, each Seller agrees that it shall not, in any matter related directly or indirectly to any business that is involved in the Business, directly or indirectly, approach or solicit for business, accept business from, divert business from, or otherwise interfere with the relationship of any Akrion Company with, any Person that: (i) has been a customer of the Company or a Company Subsidiary at anytime during the one-year period ending on the Closing Date; or (ii) to whom a Company Subsidiary had made a proposal during such period.

(b) For a period of five years from the Closing Date, each Seller agrees that it shall not, directly or indirectly, (i) approach, or attempt to induce, any employee of any Akrion Company to leave the employ of an Akrion Company or (ii) hire any employee of an Akrion Company or any person who was an employee of an Akrion Company within twelve months of the date such employee is hired by such Seller.

Section 7.4 Severability and Reformation of Covenants. If any provision, paragraph or subparagraph of Sections 7.1, 7.2 or 7.3 is adjudged to be void or unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Sections 7.1, 7.2 or 7.3. In the event that any portion of Sections 7.1, 7.2 or 7.3 should ever be adjudicated to exceed the time, geographic, service, or product limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time, geographic, service, or product limitations permitted.

Section 7.5 Equitable Relief and Damages. Each Seller acknowledges that the restrictions contained in Sections 7.1, 7.2 or 7.3, are, in view of the premise for the acquisition of the Acquired Assets and the nature of the business of the Company, the Company Subsidiaries and the Acquired Assets, reasonable and necessary to protect the legitimate interests of Parent and Buyer, and that any violation of any provisions of those paragraphs will result in irreparable injury to Parent and Buyer. Each Seller acknowledges that Parent and Buyer shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Parent or Buyer may be entitled. Each Seller further irrevocably submits to the jurisdiction of any Pennsylvania state court or federal court sitting in Pennsylvania over any suit, action or proceeding arising out of or relating to Sections 7.1, 7.2 or 7.3. each Seller hereby waives, to the fullest extent permitted by law, any objection that such Seller may now or hereafter have to such jurisdiction or to the venue of any such suit, action, or proceeding brought in such a court and any claim that such suit, action, or proceeding has been brought in any inconvenient forum.

Section 7.6 Assignment of Restrictions. Parent and Buyer shall have the right to assign their rights under this Article VII in connection with a merger involving Parent or Buyer, or a sale or transfer of all, or substantially all, of the business and assets of Parent or Buyer, and each Seller agrees to be obligated by the terms of this Article VII to any successor, assign or surviving entity.

ARTICLE VIII.

CONDITIONS TO OBLIGATIONS OF PARENT AND BUYER

The obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction, on or prior to Closing, of each of the following conditions, any or all of which Parent may waive in writing:

Section 8.1 Representations and Warranties. Each of the representations and warranties of Sellers set forth in this Agreement (as modified by the Company Disclosure Letter) and each of the representations and warranties of Sellers and the Owners set forth in the Transaction Documents shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of the date hereof and as of Closing as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such date.

Section 8.2 Performance of Agreements. Each Seller shall have performed and complied in all material respects with all of their respective covenants, agreements and undertakings contained in this Agreement and the Transaction Documents that such Seller was required to perform or comply with at or prior to Closing.

Section 8.3 No Actions, Etc. No litigation, action, suit or other proceeding by or before any Governmental Agency involving or potentially involving a liability, obligation or loss on the part of the Company or a Company Subsidiary, which by reason of the nature of the relief sought (a) would question the validity of this Agreement or any Transaction Document or any material action taken or to be taken in connection herewith or therewith, (b) would affect the rights of Buyer or Parent to (i) own the Acquired Assets following Closing, or (ii) operate the business, or (c) would be reasonably likely to have a Material Adverse Effect on the Company, shall be threatened or commenced against any Person with respect to the consummation of the transactions contemplated by this Agreement.

Section 8.4 Required Consents. Those consents set forth on Schedule 8.4 of the Company Disclosure Letter and the consent of Parent’s principal stockholders and financial lenders, and all authorizations, permits, and approvals necessary and required to consummate the transactions provided for in this Agreement shall have been obtained.

Section 8.5 Tag-Along/Drag-Along Agreement. The Company shall have entered into a Tag-Along/Drag-Along Agreement in the form of Exhibit B attached hereto (the “Tag-Along/Drag-Along Agreement”).

Section 8.6 Registration Rights Agreement. The Company shall have entered into a Registration Rights Agreement in the form of Exhibit C attached hereto (the “Registration Rights Agreement”).

Section 8.7 Owner’s Agreement. VantagePoint shall have entered into the Owner’s Agreement in the form of Exhibit D attached hereto (the “Owner’s Agreement”).

Section 8.8 Subordination Agreements. The Company shall have entered into such subordination or intercreditor agreements with Parent’s secured lenders (other than Sunrise Capital Partners, L.P. (“Sunrise”)) as such lenders shall require (the “Subordination Agreements”), which agreements shall have terms and conditions consistent with the outstanding subordination and/or intercreditor agreements between Parent’s secured lenders and Sunrise and relating to debt of Parent.

Section 8.9 Sunrise Letter. The Company shall have signed the letter with Sunrise attached as Exhibit A to the Note (the “Sunrise Letter”).

Section 8.10 No Material Adverse Effect. No change in the business, operations, properties, assets, income, cash flow, prospects, liabilities, working capital or condition (financial or otherwise) of the business of the Company, or any event, contingency or condition, that would reasonably be expected to have a Material Adverse Effect shall have occurred since July 28, 2006.

Section 8.11 Sellers Supplemental Schedule. Buyer shall have received the Sellers Supplemental Schedule in form and substance reasonably satisfactory to Buyer.

Section 8.12 Deliveries. All documents required to be delivered to Parent or Buyer by the Company or an Owner at or prior to Closing, including, without limitation, those required by Section 10.2, shall have been delivered at or by Closing.

ARTICLE IX.

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to consummate the transactions contemplated by this Agreement and the Transaction Documents is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which the Company may waive in writing:

Section 9.1 Representations and Warranties. Each of the representations and warranties of Parent and Buyer set forth in this Agreement (as modified by the Parent and Buyer Disclosure Letter) and each Transaction Document shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of the date hereof and as of Closing as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such date.

Section 9.2 Performance of Agreements. Each of Parent and Buyer shall have performed and complied in all material respects with their respective covenants and agreements contained in this Agreement which are required to be performed or complied with at or prior to Closing.

Section 9.3 No Actions, Etc. No litigation, action, suit or other proceeding by or before any Governmental Agency involving or potentially involving a liability, obligation or loss on the part of Parent or Buyer, which by reason of the nature of the relief sought (a) would question the validity of this Agreement or any Transaction Document or any material action taken or to be taken in connection herewith or (b) would reasonably be expected to have a Material Adverse Effect on the value of the Conversion Shares.

Section 9.4 No Material Adverse Effect. No change in the business, operations, properties, assets, income, cash flow, prospects, liabilities, working capital or condition (financial or otherwise) of the business of the Parent, or any event, contingency or condition, that would reasonably be expected to have a Material Adverse Effect shall have occurred since July 28, 2006.

Section 9.5 Tag-Along/Drag-Along Agreement. Parent and Sunrise shall have entered into the Tag-Along/Drag-Along Agreement.

Section 9.6 Registration Rights Agreement. Parent shall have entered into the Registration Rights Agreement.

Section 9.7 Owner’s Agreement. Parent shall have entered into the Owner’s Agreement.

Section 9.8 Sunrise Letter. Sunrise shall have signed the Sunrise Letter.

Section 9.9 Deliveries. All documents required to be delivered to the Company by Parent and Buyer at or prior to Closing, including, without limitation, those required by Section 10.3, shall have been delivered at or by Closing.

ARTICLE X.

CLOSING; CLOSING DELIVERIES

Section 10.1 Closing. The closing of the Purchase Transaction (“Closing”) will occur at 1:00 p.m., Philadelphia time, on October 2, 2006 or such other date and time as agreed to by Parent and the Company (the date of Closing, the “Closing Date”). Closing shall take place at the offices of Cozen O’Connor, 1900 Market Street, Philadelphia, PA 19103, unless another date, time or place is agreed to by Parent and the Company.

Section 10.2 Company Deliveries. At Closing, the Company shall deliver or cause to be delivered to Buyer:

(a) In forms reasonably satisfactory to Buyer’s counsel, such bills of sale, assignments, certificates of title for vehicles, endorsements of transfer, conveyances, subleases and other documents and agreements as shall vest in Buyer’s title to the Acquired Assets in accordance with the terms hereof.

(b) A certificate signed by the Secretary of the Company dated the Closing Date, certifying on behalf of the Company that: (i) all of the representations and warranties of the Company contained in this Agreement and the Transaction Documents are true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of Closing to the same extent as if made at such time, or in the case of representations and warranties made as of a specified date earlier than Closing, shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such date; (ii) all corporate actions required by the Company to authorize and approve the execution and delivery of this Agreement and the Transaction Documents, and the consummation of the Purchase Transaction and the other transactions and agreements provided for herein and therein, have been taken, and setting forth copies of such corporate actions; (iii) all agreements and covenants of the Company that this Agreement or the Transaction Documents require the Company to have performed or complied with at or prior to the Closing have been so performed or complied with in all material respects; and (iv) the accuracy of the specimen signature of the officer or other authorized representative of the Company executing this Agreement and the Transaction Documents.

(c) The corporate minute books, stock transfer books and other corporate records and the corporate seal of each Acquired Foreign Subsidiary.

(d) A good standing certificate or its equivalent for the Company issued by the Secretary of State of the State of Delaware, dated as of a date that is within ten (10) calendar days of the Closing Date, and a good standing certificate or its equivalent issued by the secretary of state of each jurisdiction in which the Company is qualified to do business as a foreign corporation, dated as of a date that is within ten (10) calendar days of the Closing Date.

(e) The Sellers Supplemental Schedule and a written acknowledgement of the Company with respect to any Supplemental Contracts which are to be removed from Schedule 1.1(f).

(f) The Tag-Along/Drag-Along Agreement, executed by the Company.

(g) The Registration Rights Agreement, executed by the Company.

(h) The Owner’s Agreement, executed by VantagePoint.

(i) The Subordination Agreements, executed by the Company.

(j) The Sunrise Letter, executed by the Company.

(k) Evidence of all consents, permits and approvals required to be obtained by the Company to consummate the transactions contemplated by this Agreement.

(l) All other documents reasonably required by Parent or Buyer to be delivered by the Company or Owners.

Section 10.3 Parent and Buyer Deliveries. At Closing, Parent and Buyer shall deliver or cause to be delivered to the Company:

(a) The Note, executed by Parent.

(b) A certificate signed by the Secretary of Parent dated the Closing Date, certifying on behalf of Parent that: (i) all of the representations and warranties of the Parent contained in this Agreement and the Transaction Documents are true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of Closing to the same extent as if made at such time, or in the case of representations and warranties made as of a specified date earlier than Closing, shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such date; (ii) all corporate actions required by Parent and its equity holders to authorize and approve the execution and delivery of this Agreement and the Transaction Documents, and the consummation of the Purchase Transaction and the other transactions and agreements provided for herein and therein have been taken and setting forth copies of such corporate actions; and (iii) the accuracy of the specimen signature of the officer or other authorized representative of Parent executing this Agreement and the Transaction Documents.

(c) A certificate signed by the Secretary of Buyer dated the Closing Date, certifying on behalf of Buyer that: (i) all of the representations and warranties of the Buyer contained in this Agreement and the Transaction Documents are true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of Closing to the same extent as if made at such time, or in the case of representations and warranties made as of a specified date earlier than Closing, shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such date; (ii) all corporate actions required by Buyer to authorize and approve the execution and delivery of this Agreement and the Transaction Documents, and the consummation of the Purchase Transaction and the other transactions and agreements provided for herein and therein have been taken and setting forth copies of such corporate actions; and (iii) the accuracy of the specimen signature of the officer or other authorized representative of Buyer executing this Agreement and the Transaction Documents.

(d) A good standing certificate for (i) Parent issued by the Delaware Secretary of State, dated as of a date that is within ten (10) calendar days of the Closing Date and (ii) Buyer issued by the Delaware Secretary of State, dated as of a date that is within ten (10) calendar days of the Closing Date.

(e) The Instrument of Assumption, executed by Buyer.

(f) The Tag-Along/Drag-Along Agreement, executed by Parent and Sunrise.

(g) The Registration Rights Agreement, executed by Parent.

(h) The Owner’s Agreement, executed by Parent.

(i) The Sunrise Letter, executed by Sunrise.

(j) A written acknowledgement of Buyer with respect to any Supplemental Contracts that are to be removed from Schedule 1.1(f).

(k) All other documents reasonably required by the Company to be delivered by Parent or Buyer.

ARTICLE XI.

INDEMNIFICATION

Section 11.1 Indemnification.

(a) Sellers’ Indemnification. Upon the terms and subject to the conditions of this Article XI, (i) Sellers hereby agree to jointly and severally indemnify and hold harmless Parent, Buyer and each of Parent’s and Buyer’s successors and assigns and their respective present and future directors, officers, agents and employees (collectively, the “Buyer Group”) from and against all claims, actions or causes of action, assessments, liabilities, settlements, judgments or judicial or arbitration compromises (whether voluntary or involuntary), losses, deficiencies, damages, interests, fines, penalties, costs, expenses, obligations or responsibilities, whether known or unknown, fixed or unfixed, conditional or unconditional, liquidated or unliquidated, accrued, absolute, contingent or otherwise, including, but not limited to, reasonable attorneys fees and court costs (hereinafter collectively referred to as “Damages”), as asserted against, imposed upon or incurred by any member of the Buyer Group, directly or indirectly, to the extent such Damages result from:

(i) any failure of the representations and warranties made by the Company in Sections 3.2, 3.32 or 3.33, as modified by the Company Disclosure Letter, to be true and correct as of the date of this Agreement and as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date);

(ii) any non-fulfillment of any covenant or agreement made by or to be performed by the Company pursuant to this Agreement;

(iii) any obligation or liability which relates to or which arises out of or is based upon a liability that is an Indemnifiable Liability; and

(iv) any and all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs and expenses incident to any of the foregoing.

(b) Parent’s and Buyer’s Indemnification. Upon the terms and subject to the conditions of this Article XI, Parent and Buyer agree to jointly and severally indemnify and hold harmless the Company, and each of its successors and assigns and its present and future directors, officers, agents and employees (collectively, the “Company Indemnitees”), from and against all Damages as asserted against, imposed upon or incurred by the Company, directly or indirectly, to the extent such Damages result from:

(i) any failure of the representations and warranties made by Parent and Buyer in Sections 4.2 or 4.4, as modified by the Parent and Buyer Disclosure Letter, to be true and correct as of the date of this Agreement and as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date);

(ii) any non-fulfillment of any covenant or agreement made by or to be performed by Parent or Buyer pursuant to this Agreement;

(iii) any and all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs and expenses incident to any of the foregoing; and

(iv) the operation or ownership of the Acquired Assets after the Closing Date.

(c) General. Any member of the Buyer Group or the Company Indemnitees entitled to indemnification pursuant to Sections 11.1(a) or 11.1(b), respectively, is hereinafter sometimes referred to as an “Indemnified Party,” and the “Indemnifying Party” shall be (i) the Company, with respect to claims for indemnity by the Buyer Group under Section 11.1(a), and (ii) Parent, with respect to claims for indemnity by the Company under Section 11.1(b).

Section 11.2 Procedure for Indemnification.

(a) Upon obtaining actual knowledge of any item of Damages not involving a Third Party Claim, the Indemnified Party shall, as promptly as practicable following the date the Indemnified Party has obtained such actual knowledge, give written notice of such claim for which indemnification is sought pursuant to Section 11.1 (each, a “Claim”) to the Indemnifying Party, but, subject to Section 11.3(a), no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). The Indemnified Party, at its cost, shall furnish to the Indemnifying Party in good faith and in reasonable detail such information as the Indemnified Party may have with respect to such Claim (including copies of any applicable invoice, billing or other document evidencing or asserting the same) and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, suit or proceeding involving a Claim by a third party (each, a “Third Party Claim”) against it, such Indemnified Party will give written notice to the Indemnifying Party of the commencement of such Third Party Claim, and, at its cost, shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but, subject to Section 11.3(a), no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). The Indemnifying Party shall have the right, but not the obligation, to assume the defense and control the settlement of such Third Party Claim, at the Indemnifying Party’s sole cost and expense (and not as a reduction in the amount of indemnification available under Section 11.1(a) or 11.1(b), as the case may be), using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. If the Indemnifying Party satisfies the requirements of this Section 11.2(b) and desires to exercise its right to assume the defense and control the settlement of such Third Party Claim, the Indemnifying Party shall give written notice (the “Notice”) to the Indemnified Party within 20 calendar days of receipt of written notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim stating that the Indemnifying Party shall assume the defense and control of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to (i) assume the defense and control the settlement of a Third Party Claim, which settlement shall be subject to the consent of the Indemnifying Party (not to be unreasonably withheld) except as otherwise provided in Section 11.2(e) and (ii) employ separate counsel at the reasonable expense of the Indemnifying Party and control its own defense of a Third Party Claim if (x) the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Party that are different from those available to the Indemnifying Party or (y) such Third Party Claim involves equitable or other non-monetary damages or in the reasonable judgment of the Indemnified Party, such settlement would have a continuing material adverse effect on the Indemnified Party’s business (including any material impairment of its relationships with customers and suppliers). In addition, if the Indemnifying Party fails to give the Indemnified Party the Notice in accordance with the terms of this Section 11.2(b), the Indemnified Party shall have the right to assume control of the defense of and settle the Third Party Claim and, to the extent the Indemnified Party is finally determined to be entitled to indemnification for Damages suffered in connection with such Third Party Claim, all costs incurred in connection therewith shall constitute additional Damages of the Indemnified Party.

In any such case specified in the foregoing two sentences, the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party.

(c) If at any time after the Indemnifying Party assumes the defense of a Third Party Claim, any of the conditions set forth in Section 11.2(b) above are no longer satisfied, the Indemnified Party shall have the same rights as set forth above as if the Indemnifying Party had never assumed the defense of such claim.

(d) Notwithstanding the foregoing, the Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate, at its own expense, in the defense of any Third Party Claim that the other party is defending.

(e) If the Indemnifying Party assumes the defense of any Third Party Claim in accordance with the terms of Section 11.2(b), the Indemnifying Party shall have the right, upon 30 calendar days’ prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim; provided, however, that with respect to such consent to the entry of judgment or settlement, the Indemnified Party will not have any liability and will be fully indemnified with respect to all Damages related to such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to consent to the entry of judgment with respect to, or otherwise settle a Third Party Claim if (i) the judgment or settlement of such Third Party Claim involves equitable or other non-monetary damages or relief, or (ii) in the reasonable judgment of the Indemnified Party, any settlement for solely money damages would have a continuing material adverse effect on the Indemnified Party’s business (including any material impairment of its relationships with customers and suppliers), without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim for which it has assumed the defense and control of the settlement on such terms and conditions as it deems reasonably appropriate if such Third Party Claim involves only equitable or other non-monetary relief; provided, however, that if such settlement purports to impose equitable or other non-monetary relief on the Indemnifying Party, then the Indemnified Party shall not settle such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the right to settle any Third Party Claim involving monetary damages with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(f) Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

(g) Any disputes as to the amounts of Damages or entitlement to indemnification under this Article XI shall be resolved pursuant to Article XII.

Section 11.3 Limitation of Indemnification Obligations.

(a) Notification and Termination. No Indemnifying Party hereto shall have any obligation under Section 11.1 with respect to any Claim or Third Party Claim relating to a breach of a representation or warranty hereunder unless such Indemnifying Party is notified of such Claim or Third Party Claim on or before the expiration of the survival period of the underlying representation or warranty as set forth in Article V.

(b) Limitation of Liability.

(i) Buyer Group. Except with respect to the matters set forth in Section 11.4 hereof, the maximum aggregate Damages for Buyer Group with respect to a claim for indemnification under Section 11.1(a)(i) and any and all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs and expenses incident to any claim made pursuant to Section 11(a)(i) shall not exceed the aggregate amount of any Royalty Payments.

(ii) Company Indemnitees. Except with respect to the matters set forth in Section 11.4, the maximum aggregate Damages for the Company with respect to a claim for indemnification under Section 11.1(b)(i) and any and all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs and expenses incident to any claim made pursuant to Section 11(b)(i) shall not exceed $3,000,000.

(c) Basket. No indemnification shall be made by with respect to any claim made pursuant to Section 11.1(a)(i) or Section 11.1(b)(i) unless the aggregate amount of Damages under all claims pursuant to Section 11.1(a)(i) or Section 11.1(b)(i), as applicable, exceeds $200,000 (the “Basket”), and, in such event, indemnification shall be made only to the extent that the Damages exceed, in the aggregate, the Basket.

(d) Net Tax Basis. Payments of all amounts owing by an Indemnifying Party under this Article XI shall be calculated on a net after-Tax basis, taking into account only Tax benefits realized or that will be realized, either (i) in the year in which the Claim for indemnification under this Article XI is made or in the year in which the Tax Return for the Tax period in which such Claim is made is filed, or (ii) pursuant to a refund of previously paid Taxes made in connection with a Tax Return for a prior Tax period by the Indemnified Party arising from the deductions or other benefits with respect to any amounts associated with the relevant Losses.

(e) Insurance and Other Payments. Payments of all amounts owing by an Indemnifying Party under this Article XI shall take into account and be appropriately reduced by amounts received by the Indemnified Party under insurance, indemnification, contribution, reimbursement or similar contracts with respect to the relevant Damages, but net of any expenses incurred by such Indemnified Party in collecting such amount; provided, further, in the event that an Indemnified Party has insurance, indemnification, contribution, reimbursement or similar contracts with respect to the relevant Damages, such Indemnified Party shall use commercially reasonable efforts to collect any amounts it believes to be reasonably available under such insurance, indemnification, contribution, reimbursement or similar contracts.

Section 11.4 Fraud. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that in the case of claims based upon intentional misrepresentation or fraud; the liability of Sellers, on the one hand, and Buyer and Parent, on the other hand, shall be limited in the aggregate to the Purchase Price.

Section 11.5 Exclusive Remedy. The indemnification provided for in this Article VIII shall be the exclusive remedy of the Seller Group and the Buyer Group with respect to any Claims, Third-Party Claims or payment for Damages under this Agreement, other than any such items involving equitable or other non-monetary relief.

Section 11.6 Method of Payment of Damages. Any amount of Damages required to be paid under this Article XI shall be paid in cash within ten (10) calendar days after determination of such indemnification right. If any responsible Indemnifying Party does not satisfy an obligation to pay Damages under Section 11.1 within ten (10) calendar days of the establishment of such Damages pursuant to this Agreement, the Indemnified Party shall be entitled to take such remedies as it deems appropriate to satisfy such Damages, including without limitation with respect to a claim for indemnity under Section 11.1(a), (a) offsetting any amounts payable under the Note, (b) repurchasing Conversion Shares issued upon conversion of the Note at the applicable Conversion Price (as provided in the Note) and (c) offsetting Royalty Payments or any Working Capital Surplus.

ARTICLE XII.

ARBITRATION

Section 12.1 Arbitration. Other than claims for equitable remedies or disputes to be resolved in accordance with Sections 2.3, 2.4 and 2.5, all claims, demands, disputes, controversies, differences or misunderstandings between or among the parties arising out of, or by virtue of, this Agreement shall be submitted to and determined by arbitration in accordance with the procedures set forth on Exhibit E hereto.

Section 12.2 Consent to Service of Process. Each of Parent, Buyer and the Company hereby consents to process being served in any suit, action, arbitration or proceeding of any nature, by the mailing of a copy thereof by United States mail certified, postage prepaid, return receipt requested, to them at their respective addresses set forth in Section 14.3 hereof. Each of Parent, Buyer and the Company hereby irrevocably waives, to the fullest extent permitted by applicable law, all claim of error by reason of any such service pursuant to the terms hereof (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service (a) shall be deemed in every respect effective service of process in any such suit, action or proceeding, and (b) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service.

Section 12.3 Reservation of Rights. Nothing in this Article XII or Exhibit E shall affect the right of any party hereto to serve process in any manner permitted by law or affect the right of any party to bring proceedings against, any other party in the courts of any jurisdiction or jurisdictions with respect to equitable matters.

ARTICLE XIII.

TERMINATION

Section 13.1 Termination Events. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) By the mutual written consent of the Company and Parent;

(b) (i) By Parent if there has been a material breach of any representation or warranty set forth in this Agreement on the part of Sellers which is incapable of being, or is not, cured within ten (10) calendar after written notice from Parent to the Company of such breach (or in any event prior to the Closing Date), and (ii) by the Company if there has been a material breach of any representation or warranty set forth in this Agreement on the part of Parent or Buyer which is incapable of being, or is not, cured within ten (10) calendar days after notice from the Company to Parent of such breach (or in any event prior to the Closing Date).

(c) (i) By Parent if there has been a material breach of any covenant or agreement set forth in this Agreement on the part of the Company or the Owners which is incapable of being, or is not, cured (other than by mere disclosure of the breach) within ten (10) calendar days after written notice from Parent to the Company of such breach (or in any event prior to the Closing Date), and (ii) by the Company if there has been a material breach of any covenant or agreement set forth in this Agreement on the part of Parent or Buyer which is incapable of being, or is not, cured (other than by mere disclosure of the breach) within ten (10) calendar days after written notice from the Company to Parent of such breach (or in any event prior to the Closing Date);

(d) By either Parent or the Company if the Closing Date shall have not occurred on or before October 31, 2006 unless the same shall have been extended by a written amendment to this Agreement as provided in accordance with Section 14.1 hereunder; provided that Parent or the Company may terminate this Agreement pursuant to this subsection (d) only if Closing shall not have occurred by such date for a reason other than a failure by such party to satisfy the conditions to Closing of the other party set forth in Article VIII or Article IX hereof;

(e) By Parent or the Company, if any permanent injunction or final non-appealable order or decree of any court of competent jurisdiction and authority is in effect which would prevent the consummation of the transactions contemplated by this Agreement; and

(f) By Parent, if the Acquired Assets do not have a collateral value of at least $4,000,000 as determined by Parent’s lenders.

Section 13.2 Liabilities in Event of Termination. In the event of any termination of this Agreement pursuant to Section 13.1, this Agreement shall terminate and there shall be no liability on the part of any party hereto; provided, however, (a) the provisions of this Section 13 (Effect of Termination) and (b) Article XIV (General) and (c) the Confidentiality Agreement between the Company and Parent dated August 3, 2006, shall survive such termination.

ARTICLE XIV.

GENERAL

Section 14.1 Entire Agreement; Amendment. This Agreement and the Transaction Documents contain the entire agreement of the parties hereto with respect to the subject matters hereof and thereof and supersede all prior agreements and understandings, whether oral or written, of the parties relating thereto. This Agreement may only be amended by a writing signed by the parties hereto. Except as provided in Article VII or Article XI, this Agreement is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder. The provisions of Article VII and Article XI may be enforced by the beneficiaries thereof.

Section 14.2 Assignment. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, the parties hereto and their respective heirs, executors successors and permitted assigns. Except as provided in Section 7.6, none of the parties hereto shall assign or delegate their respective rights or obligations under this Agreement in whole or in part without the prior written consent of the other parties hereto in their sole discretion. Any assignment or attempted assignment of this Agreement in violation of the terms of this Section 14.2 shall be void ab initio.

Section 14.3 Notices. All notices, requests, demands, waivers, consents, approvals, payments or other communications which are required by or permitted hereunder shall be in writing and be deemed delivered (a) upon receipt, if by hand delivery, (b) upon transmission, if sent by facsimile with confirmation of receipt during normal business hours for the recipient or on the next business day if sent after normal business hours for the recipient, (c) the next business day, if sent by a reputable overnight courier service such as FedEx or DHL, or (d) on the fifth calendar day following deposit in the United States mail, certified, postage prepaid, return receipt requested addressed as follows:

If to Parent or Buyer	Akrion, Inc.
6330 Hedgewood Drive, #150
Allentown, PA 18106
Attention: President
Facsimile: (610) 391-1537

With a copy to:	Cozen O’Connor
1900 Market Street
Philadelphia, PA 19103
Attention: Richard J. Busis, Esquire
Facsimile: (215) 665-2013

If to any Seller:	SCP Global Technologies, Inc.
C/O Keith O’Leary
16909 Frank Ave.
Los Gatos, CA 95032
Attention: Keith O’Leary
Facsimile: (208) 979-0708

With a copy to:	Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: William R. Schreiber, Esquire
Facsimile: (650) 938-5200

With an additional copy to:	3i Technology Partners, L.P.
275 Middlefield Road
Menlo Park, CA 94025
Attention: David Silverman
Facsimile: (650) 470-3201

With an additional copy to:	VantagePoint Venture Partners IV, L.P.
1001 Bayhill Drive
San Bruno, CA 94066
Attention: David Fries
Facsimile: (650) 869-6078

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 14.3 for the giving of notice.

Section 14.4 Indulgences, Etc. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement or any of the Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right remedy, power or privilege or any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

Section 14.5 Mutual Drafting. This Agreement is the result of the joint efforts of the parties hereto and each provision has been subject to the mutual negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting of this Agreement.

Section 14.6 Disclosure Schedules. Each matter set forth in or explicitly incorporated by reference into any of the Schedules attached to this Agreement (or any agreement, instrument or other documents specifically referenced in such Schedule to the extent a copy of the same has been delivered to Parent and/or the Company, as the case may be, prior to the execution of this Agreement) shall only be deemed to have been disclosed under such Schedule. The Schedules shall in all respects constitute a part of the representations and warranties of the Company.

Section 14.7 Provisions Several. The provisions of this Agreement are independent of and several from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 14.8 Headings. The paragraph headings in this Agreement are for convenience only; the paragraph headings form no part of this Agreement and shall not affect its interpretation.

Section 14.9 Gender, Etc. Words used herein regardless of the number and gender specifically used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

Section 14.10 Governing Law. All questions relating to the validity, construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the choice-of-law rules of this or any other jurisdiction to the contrary.

Section 14.11 Parties to Bear Own Expenses. Buyer and Parent, on the one hand, and the Company, on the other hand, shall each bear their respective expenses relating to or arising out of this Agreement, including, but not limited to, fees for attorneys, accountants and other advisors.

Section 14.12 Counterparts. This Agreement may be executed in any number of counterparts (whether facsimile or original), each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement on the day and year first above written.

AKRION, INC.

By:	/s/ James S. Molinaro
Name:	James S. Molinaro
Title:	President/CEO

AKRION SCP ACQUISITION CORP.

By:	/s/ James Whittle
Name:	James Whittle
Title:	CFO

SCP GLOBAL TECHNOLOGIES, INC.

By:	/s/ Keith G. O’Leary
Name:	Keith G. O’Leary
Title:	Chief Executive Officer

SCP U.S., INC.

By:	/s/ Keith G. O’Leary
Name:	Keith G. O’Leary
Title:	Chief Executive Officer

SCP SERVICES, INC.

By:	/s/ Keith G. O’Leary
Name:	Keith G. O’Leary
Title:	Executive Vice President

SCP IP, INC.

By:	/s/ Keith G. O’Leary
Name:	Keith G. O’Leary
Title:	Executive Vice President

SCP INTERNATIONAL NETHERLANDS, B.V.

By:	/s/ Keith G. O’Leary
Name:	Keith G. O’Leary
Title:	Managing Director

ANNEX A

DEFINITIONS

As used in the Agreement, each of the following terms has the meaning given in this Annex A or in the respective Sections referred to below:

“3i” shall mean 3i Technology Partners L.P., a new Jersey limited partnership.

“8455” shall have the meaning set forth in Section 6.10.

“412 Plan” shall have the meaning set forth in Section 3.17(d).

“AAA” shall have the meaning set forth in Exhibit E.

“Accountant” shall mean, with respect to Sections 2.3, 2.4 and 2.5, the accountant agreed to by Parent and the Company or, if applicable, the accountant selected through the Commercial Arbitration Rules of the AAA.

“Acquired Assets” shall have the meaning set forth in Section 1.1.

“Acquired Foreign Subsidiary” and “Acquired Foreign Subsidiaries” shall have the meaning set forth in Section 1.1(e).

“Acquired Foreign Subsidiary Cash Amount” shall mean the cash on hand in the bank accounts of each Acquired Foreign Subsidiary as of the Closing Date, less the amount of any checks issued by an Acquired Foreign Subsidiary that have not been cashed as of the Closing Date, plus the amounts of any deposits that have been made by an Acquired Foreign Subsidiary into its bank account which have not cleared as of the Closing Date.

“Acquisition Proposal” shall have the meaning set forth in Section 6.15.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Air Products Equipment” shall have the meaning set forth in Section 6.10.

“Akrion Company” shall have the meaning set forth in Section 7.1(a).

“Applied” shall mean Applied Materials, Inc., a Delaware corporation.

“Applied Purchase Agreement” shall have the meaning set forth in Section 3.30.

“Applied Sale” shall have the meaning set forth in Section 3.30.

“Assumed Contracts” shall have the meaning set forth in Section 1.1(f).

“Assumed Employee Liabilities” shall mean any obligations or any other liabilities of the Company or any Company Subsidiaries relating to employee compensation and benefits of the Company or the Company Subsidiaries accrued through the Closing Date and any other obligation or any other liabilities relating to Transferred Employees and/or any employees of the Company and the Company Subsidiaries who are or were terminated prior to, or at, the Closing, excluding in all cases, the Excluded Employee Liabilities.

“Assumed Liabilities” shall have the meaning set forth in Section 1.3.

“Balance Sheet Date” shall have the meaning set forth in Section 3.7.

“Basket” shall have the meaning set forth in Section 11.3(c).

“Business” shall have the meaning set forth in the recitals hereto.

“Buyer” shall have the meaning set forth in the introductory paragraph.

“Buyer Group” shall have the meaning set forth in Section 11.1(a).

“Cash Reconciliation” shall have the meaning set forth in Section 2.3(a)

“Cash Reconciliation Objection Notice” shall have the meaning set forth in Section 2.3(a)

“Claim” shall have the meaning set forth in Section 11.2(a).

“Closing” shall have the meaning set forth in Section 10.1.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.4(c).

“Closing Date” shall have the meaning set forth in Section 10.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the introductory paragraph.

“Company Balance Sheet” shall have the meaning set forth in Section 3.7

“Company Capital Stock” shall have the meaning set forth in Section 3.2(a).

“Company Confidential Information” shall have the meaning set forth in Section 7.1(b).

“Company Disclosure Letter” shall have the meaning set forth in the introductory paragraph of Article III.

“Company Employment Agreement(s)” shall have the meaning set forth in Section 3.18.

“Company Financial Statements” shall have the meaning set forth in Section 3.7.

“Company Indemnitees” shall have the meaning set forth in Section 11.1(b).

“Company Subsidiary” and “Company Subsidiaries” shall have the meaning set forth in Section 3.2(b).

“Contract” shall have the meaning set forth in Section 3.13(a).

“Conversion Shares” shall have mean the shares of the common stock of Parent into which the Note is convertible.

“Copyrights” shall have the meaning set forth in Section 3.12(b).

“Customer Contract” shall have the meaning set forth in Section 3.13(a).

“Damages” shall have the meaning set forth in Section 11.1(a).

“Environmental Laws” shall have the meaning set forth in Section 3.14(b).

“ERISA” shall have the meaning set forth in Section 3.17(a).

“ERISA Affiliate” shall have the meaning set forth in Section 3.17(a).

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Employee Liabilities” shall mean any obligation or any other liabilities of the Company or any Company Subsidiaries relating to any of the following: (a) any compensation, bonuses or incentives payable by the Company or any Company Subsidiary to Keith O’Leary; (b) any obligations or liabilities of the Company or any Company Subsidiary relating to the prior employment with the Company of either Mark Peterson or Larry Kunard (including without limitation the litigation previously disclosed to Parent); (c) any liabilities under the Worker Adjustment and Retraining Notification (WARN) Act; and (d) any written claims or litigation brought on or prior to December 31, 2006 relating to the Company’s or any Company Subsidiary’s employment policies or employment-related decision making which result in an aggregate liability or obligation to Parent, Buyer, the Company or the Company Subsidiaries in excess of $250,000 (excluding in all cases, the termination of Company or Company Subsidiary employees in connection with the closing of the transactions contemplated by this Purchase Transaction); provided, however, that with respect to item (d) of this definition, any liability or obligation of Parent, Buyer, the Company or the Company Subsidiaries up to an aggregate of $250,000, shall be an Assumed Employee Liability.

“Excluded Liabilities” shall have the meaning set forth in Section 1.4.

“Financial Statements” shall have the meaning set forth in Section 3.7.

“Foreign Subsidiaries Capital Stock” shall have the meaning set forth in Section 3.2(c).

“Foreign Subsidiaries Financial Statements” shall have the meaning set forth in Section 3.7.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Agency” shall mean any (a) United States federal, state, local, municipal, or other governmental or quasi-governmental authority of any nature (including any governmental agency, instrumentality, branch, department, official or entity and any court or other tribunal), (b) United States body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, or (c) foreign governmental or quasi-governmental authority of any nature (including any governmental agency, instrumentality, branch, department, official or entity and any court or other tribunal) or foreign body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substance” shall have the meaning set forth in Section 3.14(c).

“Idaho Trust” shall have the meaning set forth in Section 6.12.

“Indebtedness” shall mean, with respect to the Company, as of the Closing Date and without giving effect to the transactions contemplated by this Agreement, of (a) any indebtedness for borrowed money (including principal, accrued and unpaid interest, fees due, and any other amounts due), (b) any payments required to be made under any earnout provisions (even if such earn out includes periods or amounts to be paid after Closing), (c) any payments required to be made under non-competition or similar agreements (even if such agreements include periods or amounts to be paid after Closing), (d) any accrued severance obligations, (e) any capital lease obligations, (f) any accrued bonuses and (g) any accrued but unpaid Taxes.

“Indemnifiable Liabilities” shall mean the Excluded Liabilities set forth on Schedule 1.4 that are identified as Indemnifiable Liabilities.

“Indemnified Party” shall have the meaning set forth in Section 11.1(c).

“Indemnifying Party” shall have the meaning set forth in Section 11.1(c).

“Instrument of Assumption” shall have the meaning set forth in Section 1.3.

“Insurance Policies” shall have the meaning set forth in Section 3.25.

“Intel” shall have the meaning set forth in Section 6.12.

“Intel Bulk-Buy Agreement” shall have the meaning set forth in Section 6.12.

“Intel Escrow” shall have the meaning set forth in Section 6.12.

“Intel Escrow Agreement” shall have the meaning set forth in Section 6.12.

“Intel Rebate” shall have the meaning set forth in Section 6.12.

“Intellectual Property” shall have the meaning set forth in Section 3.12(b).

“Intellectual Property Licenses” shall have the meaning set forth in Section 3.12(a).

“IRS” shall have the meaning set forth in Section 3.17(b).

“Knowledge” shall mean with respect to: (a) Parent or Buyer, the knowledge of James S. Molinaro or James Whittle (i) if such individual is actually aware of such fact or matter, or (ii) such individual would reasonably be expected to become aware of such fact or matter in the ordinary course of discharging such individual’s duties as an officer, director or employee of Parent or Buyer; and (b) the Company, the knowledge of any of Keith O’Leary, if (i) Mr.

O’Leary is actually aware of such fact or matter, or (ii) Mr. O’Leary would reasonably be expected to become aware of such fact or matter in the ordinary course of discharging his duties as an officer, director or employee of the Company or any Company Subsidiary.

“Laws” shall mean any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, writ, judgment or injunction.

“Leased Real Property” shall have the meaning set forth in Section 3.10.

“Liens” shall mean debts, claims, security interests, pledges, rights of others, liens, encumbrances, assessments, charges or restrictions of every nature, except for (a) liens for Taxes or governmental charges or claims (i) not yet due and payable, or (ii) being contested in good faith and by appropriate proceeding (with no risk of forfeiture), if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the Financial Statements; (b) statutory liens of landlords, mechanics liens and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the Financial Statements; and (c) easements, rights-of-way, restrictions and other similar non-monetary charges or encumbrances, in each case, that do not interfere with the ordinary conduct of the Company’s operations and do not or would not materially detract from the value of the property to which such encumbrance relates.

“Material Adverse Effect” shall mean any change or effect, individually or in the aggregate with any other change or effect, that is or would be reasonably expected to be materially adverse to the financial condition, operations or results of operations or prospects of the entity affected.

“Material Contract” shall have the meaning set forth in Section 3.13(b).

“Material Customer Contracts” shall have the meaning set forth in Section 3.13(b)(i).

“Micron Upgrade” shall have the meaning set forth in Section 1.1(r)

“Net Working Capital” shall have the meaning set forth in Section 2.4(b).

“Net Working Capital Calculation” shall have the meaning set forth in Section 2.4(b).

“Net Working Capital Objection Notice” shall have the meaning set forth in Section 2.4(b).

“Notice” shall have the meaning set forth in Section 11.2(b).

“Note” shall have the meaning set forth in Section 2.1(a).

“Organizational Documents” shall mean, with respect to a particular Person, the certificate or articles of incorporation and bylaws or similar organizational documents, as applicable, of such Person.

“Owner” and “Owners” shall mean 3i, VantagePoint and Applied.

“Owner’s Agreement” shall have the meaning set forth in Section 8.7.

“Parent” shall have the meaning set forth in the introductory paragraph.

“Parent and Buyer Disclosure Letter” shall have the meaning set forth in the introductory paragraph of Article IV.

“Parent Balance Sheet” shall have the meaning set forth in Section 4.8.

“Parent Capital Stock” shall have the meaning set forth in Section 4.2(a).

“Parent Financial Statements” shall have the meaning set forth in Section 4.8.

“Parent Intellectual Property” shall have the meaning set forth in Section 4.13(a).

“Parent Material Contract” shall have the meaning set forth in Section 4.18(a).

“Parent Material Customer Contracts” shall have the meaning set forth in Section 4.18(a)(i).

“Parent Subsidiary” and “Parent Subsidiaries” shall have the meaning set forth in Section 4.16.

“Patents” shall have the meaning set forth in Section 3.12(b).

“PBGC” shall have the meaning set forth in Section 3.17(b).

“PCBs” shall have the meaning set forth in Section 3.14(c).

“Pending” shall mean an action or prospective action of which the Company has been legally served or otherwise received oral or written notice.

“Permits” shall have the meaning set forth in Section 3.23.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, estate, unincorporated organization, Governmental Agency or other entity.

“Personal Property” shall have the meaning set forth in Section 3.11(a).

“Plan” and “Plans” shall have the meanings set forth in Section 3.17(a).

“Proprietary Information” shall have the meaning set forth in Section 3.12(b).

“Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Purchase Transaction” shall have the meaning set forth in the recitals hereto.

“Real Property Leases” shall have the meaning set forth in Section 3.10.

“Registration Rights Agreement” shall have the meaning set forth in Section 8.6.

“Revised Net Working Capital Adjustment Amount” shall have the meaning set forth in Section 2.5(b).

“Revised Net Working Capital Calculation” shall have the meaning set forth in Section 2.5(a).

“Revised Net Working Capital Objection Notice” shall have the meaning set forth in Section 2.4(a).

“Royalty Payment(s)” shall have the meaning set forth in Section 2.2(a).

“Royalty Period” shall have the meaning set forth in Section 2.2(a).

“SCP Spare Part Sales” shall have the meaning set forth in Section 2.2(a).

“SCP Spare Parts” shall have the meaning set forth in Section 2.2(a).

“Securities Act” shall have the meaning set forth in Section 3.33.

“Sellers” shall have the meaning set forth in the introductory paragraph.

“Sellers Supplemental Schedule” shall mean a schedule delivered by Sellers to Parent and Buyer, on or prior to Closing, that includes schedules of Assumed Contracts, trade accounts payable, other accrued expenses and warranties of the Company or any Company Subsidiary, that arise in the ordinary course of business between the date of this Agreement and the Closing.

“Software” shall have the meaning set forth in Section 3.12(b).

“Subordination Agreements” shall have the meaning set forth in Section 8.8.

“Sunrise” shall have the meaning set forth in Section 8.8.

“Sunrise Letter” shall have the meaning set forth in Section 8.9.

“Supplemental Contracts” shall have the meaning set forth in Section 6.5.

“Tag-Along/Drag-Along Agreement” shall have the meaning set forth in Section 8.5.

“Tax” and “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature thereof (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Agency, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

“Tax Qualified Plan” shall have the meaning set forth in Section 3.17(q).

“Tax Return” shall mean all returns, reports, estimates, declarations, information returns or similar statements required to be filed with respect to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Third Party Claim” shall have the meaning set forth in Section 11.2(b).

“Tower Tool Sale” shall have the meaning set forth in Section 1.1(r)

“Trademarks” shall have the meaning set forth in Section 3.12(b).

“Transaction Documents” shall mean the agreements, documents, certificates and instruments required to be executed or delivered by an Owner, the Company, Parent or Buyer pursuant to this Agreement (but excluding this Agreement).

“Transferred Employees” shall have the meaning set forth in Section 6.9.

“Unfunded Pension Liability” shall have the meaning set forth in Section 3.17(e).

“VantagePoint” shall mean VantagePoint Venture Partners IV (Q), L.P., a Delaware limited partnership.

“Unknown Taxes” shall mean any taxes required to be paid on or prior to the Closing Date by the Company or any Company Subsidiary that the Company did not have Knowledge were required to be paid prior on or prior to the Closing Date (without regard to any extensions of time for payment); provided, however, Unknown Taxes shall not include any federal, state or local income or franchise taxes; or the taxes specifically described in Sections 6.7 and 6.8 hereof, all of which shall be Excluded Liabilities.

“Withdrawal Liabilities” shall have the meaning set forth in Section 3.17(g).

“Working Capital Shortfall” shall have the meaning set forth in Section 2.4(a).

“Working Capital Surplus” shall have the meaning set forth in Section 2.4(a).

LIST OF EXHIBITS

Number	Title
A	Form of Convertible Senior Subordinated Note
B	Form of Tag-Along/Drag-Along Agreement
C	Form of Registration Rights Agreement
D	Form of Owner’s Agreement
E	Arbitration Procedures

LIST OF SCHEDULES

Number	Title
1.1(f)	Assumed Contracts
1.2	Assets, Properties or Rights
1.3(a)	Trade Accounts Payable
1.3(b)	Employee Compensation and Benefit Expenses
1.3(c)	Other Accrued Expenses
1.3(f)	Assumed Liabilities
1.4	Excluded Liabilities
2.4(b)	Net Working Capital
3.1	Foreign Qualifications
3.2(a)	Capital Stock
3.2(b)	Outstanding Securities, Other Rights, Etc.
3.2(c)	Acquired Foreign Subsidiaries’ Outstanding Securities, Other Rights, Etc.
3.2(d)	Options, Warrants, etc. of Foreign Subsidiaries
3.5	Consents
3.6	Bank Accounts; Letters of Credit and Powers of Attorney
3.7	Financial Statements
3.9	Liabilities
3.10	Real Estate
3.11(a)	Personal Property
3.11(b)	Inventory
3.12(a)	Intellectual Property
3.12(a)-1	Intellectual Property Licenses
3.13(c)	Material Contract Issues
3.13(d)	Material Contracts
3.14(a)	Environmental Matters
3.15(d)	Tax
3.15(e)	Tax Closing Agreements
3.15(g)	Adjustments under Sections 481(a) or 263A of the Code
3.15(h)	Tax Sharing Agreements
3.15(l)	Tax Liens
3.16	Legal Matters
3.17(a)	Employee Benefit Plans and Labor Agreements
3.17(b)(ii)	Plan Documents, etc.
3.17(d)	Section 412 Plans
3.17(e)	Unfunded Pension Liabilities
3.17(f)	Plan Claims
3.17(g)	Withdrawal Liabilities
3.17(h)	Certain Asset Transfers

3.17(j)	Unfunded Plan Liabilities
3.17(k)	Withdrawal Liabilities
3.17(n)	Foreign Obligations
3.17(o)	Retirement Benefits
3.17(p)	Unfunded Plans
3.17(s)	Severance Benefits
3.17(u)	Surrender, Finance or Penalty Charges
3.18	Employment Matters
3.21	No Adverse Developments
3.22	Actions Since Last Balance Sheet Date
3.23	Permits and Licenses
3.24	Compliance with Laws
3.25	Insurance
3.27	Conflicts of Interest
3.28	Customers
3.29	Discontinued Operations
4.2(a)	Capital Stock
4.2(b)	Outstanding Securities, Other Rights, Etc.
4.6	Consents
4.8	Financial Statements
4.9	Liabilities
4.11	Actions Since Last Balance Sheet Date
4.13(e)	Intellectual Property
4.15	Stockholder Agreements
4.16	Subsidiaries; Joint Ventures; Discontinued Operations
4.17	Interested Party Transactions
4.18	Parent Material Contracts
6.5	Supplemental Contracts
8.4	Closing Consents

EXHIBIT E

ARBITRATION PROCEDURES

Arbitration pursuant to Article XII of this Agreement shall be conducted as follows:

1. The arbitration shall be conducted before the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules as they may be amended from time to time, except as modified or supplemented by the terms of this Exhibit.

2. All parties to this Agreement may be joined in one proceeding and third party claims may be asserted by one party to this Agreement against another party to this Agreement.

3. The arbitration shall be conducted in Philadelphia, Pennsylvania at a specific location to be agreed to by the parties or, if no agreement can be reached, in the Philadelphia office of the AAA.

4. Only one neutral arbitrator shall be appointed. If a demand for arbitration is filed and served, Parent and the Company shall negotiate in an attempt to select a mutually agreeable arbitrator. In the event the parties cannot agree upon an arbitrator within thirty days of the service of the demand for arbitration, the AAA shall select the arbitrator from its panel of available arbitrators. The parties shall share equally the arbitrator’s fees pending an arbitration award.

5. If the amount of the demand is less than $250,000:

(a) Each party shall be required to disclose the identity of the witnesses it intends to call at the hearing at least thirty days prior thereto and the only other pre-hearing discovery permitted shall be 20 requests for production of documents and demands for expert disclosures;

(b) Unless otherwise agreed by the parties to such arbitration, the hearing shall be conducted no later than 120 days after the appointment of the arbitrator;

(c) All direct testimony of witnesses shall be submitted in writing and under oath and the witnesses shall be presented for cross-examination and rebuttal testimony at the hearing; and

(d) The arbitrator’s decision shall be simply in the form of an award without explanation.

6. If the amount of the demand is $250,000 or more:

(a) The parties shall be entitled to conduct pre-hearing depositions, as well as to receive witness disclosures and serve document requests and demands for expert disclosures, the scope, number and duration of which shall be negotiated between them and, if no agreement is reached, shall be established by the arbitrator. Under no circumstances shall the arbitrator allow the Indemnifying Party or Parties, on the one hand, and the Indemnified Party or Parties, on the other hand, more than three depositions or more than 35 requests for production of documents (with each sub-part of a request being considered a separate request);

(b) The arbitration hearing shall be conducted at such time as the parties have completed the discovery permitted by this Exhibit E and at a time reasonably convenient to the parties and as scheduled by the arbitrator;

(c) Absent agreement of the parties, direct testimony of the witnesses shall be presented orally at the hearing; and

(d) The arbitrator shall render a reasoned decision.

7. Regardless of the amount in controversy:

(a) The arbitrator shall have the authority to impose appropriate sanctions, including an award of reasonable attorneys’ fees, against any party that fails to cooperate in good faith in discovery permitted by this Exhibit E or ordered by the arbitrator;

(b) If a third-party witness is outside of the jurisdiction of the arbitration location so that he or she cannot be subpoenaed to testify at the hearing, either party shall have the right to take a deposition for use at the hearing of that witness or may present that witness’ testimony by affidavit provided that the witness is made available for the other party to depose where the witness resides or maintains a full time office;

(c) Unless otherwise agreed by the parties to such arbitration, the arbitration hearing shall be conducted on consecutive days (weekends excepted);

(d) The arbitrator must give effect to legal privileges including the attorney-client privilege and the work-product doctrine;

(e) Following the closing of the hearing, the arbitrator shall render a binding decision within 30 calendar days following the completion of the arbitration hearing;

(f) The arbitrator shall have the authority to apportion the payment of his/her fees among the parties as part of his/her award and must certify in the award that it conforms to the terms and conditions set forth in this Agreement;

(g) Such decision shall be binding and conclusive on all parties, shall not be appealable and shall include a finding for payment of the costs of such arbitration; and

(h) Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.